UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INFOSPACE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INFOSPACE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2009

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of InfoSpace, Inc., a Delaware corporation, will be held on May 11, 2009 at 10:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004, for the following purposes:

1.	To elect the three Class I directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected.

2.	Proposal to adopt a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to reclassify the Company’s existing common stock into new shares of common stock that provide for limitations on the transferability of the common stock in certain circumstances.

3.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2009.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 13, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote online, by telephone or by signing, dating and returning the enclosed proxy card as promptly as possible. For specific instructions for voting online, by telephone or by mail, please see the enclosed proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “How may I vote my shares in person at the meeting” in the Questions and Answers section of the Proxy Statement for more details on voting in person at the meeting.

By	Order of the Board of Directors,

Alejandro C. Torres
General Counsel and Secretary

Bellevue, Washington

March 24, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE

ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

INFOSPACE, INC.

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Annual Meeting will be held on May 11, 2009 at 10:00 a.m., local time, at The Westin Bellevue, 600 Bellevue Way NE, Bellevue, Washington 98004. All proxy cards are solicited for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. Voting materials, which include the Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2008, will be sent or otherwise distributed to stockholders on or about March 31, 2009. Our principal executive offices are located at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004.

Important Notice Regarding the Availability of Proxy Materials for Stockholders Meeting to be Held on May 11, 2009.

We are mailing or otherwise delivering to you the Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2008. These proxy materials are also available to you on the Internet. The Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.proxyvote.com. You may access your proxy card on the Internet by following the instructions on the proxy card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card, to execute a proxy.

This solicitation of proxies is made on behalf of InfoSpace, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

We do not expect any matters not listed in the Proxy Statement to come before the Annual Meeting. If any other matter is presented, your signed proxy card or submission of your proxy by telephone or via the Internet gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, which would include matters that the proxy holders did not know were to be presented at the Annual Meeting and which were not presented to InfoSpace by March 12, 2009.

Questions and Answers

Q:	Who may vote at the meeting?

A:	The Board set March 13, 2009 as the record date for the meeting. All stockholders who owned InfoSpace common stock at the close of business on March 13, 2009 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on.

On March 13, 2009, 34,931,812 shares of our common stock were issued and outstanding. Shares of our common stock were held of record by 950 stockholders on the record date. The number of holders of record does not include beneficial owners of our common stock who hold their shares through brokers, banks or other holders of record.

Q:	How many votes do you need at the meeting?

A:	A majority of InfoSpace’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted by telephone or via the Internet.

Q:	What proposals will be voted on at the meeting?

A:	There are three Board proposals scheduled to be voted on at the meeting:

•	Election of the three Class I directors nominated by the Board of Directors of the Company to serve for their ensuing class term and until their successors are duly elected;

•

The adoption of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to reclassify the Company’s existing common stock into new shares of common stock that provide for limitations on the transferability of the common stock in certain circumstances; and

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2009.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors, the three Class I nominees of the Board of Directors of the Company who receive the greatest number of votes from shares present and entitled to vote at the meeting will be elected. For the adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, the holders of at least a majority of InfoSpace’s outstanding shares of common stock as of the record date must affirmatively vote “FOR” the proposal in order for it to pass. The proposed ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares cast at the meeting and entitled to vote with respect to such proposal in order for it to pass.

Q:	How are votes counted?

A:	In the election of the directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each nominee for director listed in this proxy statement, a vote “FOR” the adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation and a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

If you do not vote and you hold your shares in a brokerage account in your broker’s name (this is called “Street-name”), your broker will have discretionary authority to vote your shares “FOR” each nominee for director or to withhold votes for any nominee. Your broker will not have the discretionary authority to vote your shares with regard to Proposal Two (regarding the adoption of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation), and your broker cannot vote your shares on that proposal without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of the Company is required to approve Proposal Two, if you do not instruct your broker how to vote, it will have the effect of a vote “AGAINST” Proposal Two. Your broker will have the discretionary authority to vote your shares “FOR” or “AGAINST” Proposal Three (regarding the ratification of the appointment of Deloitte & Touche LLP). A broker non-vote will not have any effect on the outcome of the voting on Proposal Three.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you hold your shares through a bank, broker or other holder of record (i.e., in “Street-name”), and you wish to vote at the meeting, you must present a legal proxy from your stockbroker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting, and, if you hold your shares through a bank, broker or other holder of record, your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the Annual Meeting, we recommend that you submit your proxy card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially in Street-name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street-name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, via the Internet or by mail. Please refer to the summary instructions included on your proxy card. For shares held in Street-name, the voting instruction card will be provided by your stockbroker or nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held in Street-name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it. If you hold your shares in Street-name, you must present a legal proxy from your stockbroker in order to vote at the meeting.

Q:	What are InfoSpace’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares “FOR” each nominee to the Board listed in this Proxy Statement, “FOR” the adoption of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation and “FOR” the ratification of Deloitte & Touche LLP as InfoSpace’s independent registered public accounting firm.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2009, which will be filed with the Securities and Exchange Commission and will also be available at www.infospaceinc.com.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our stockholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2008 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of InfoSpace as of March 10, 2009 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and each nominee for director of InfoSpace, (iii) each of the executive officers named in the Summary Compensation Table in “Additional Information Relating to Our Directors and Executive Officers” and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of InfoSpace is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by InfoSpace. The address for each of the directors, nominees for director and named executive officers of InfoSpace is c/o InfoSpace, Inc., 601 108th Ave NE, Suite 1200, Bellevue, Washington 98004.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Shares Beneficially Owned (1)
	Number		Percent of Class
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,749,351	(2)	7.9%

Barclays Global Investors, N.A. 400 Howard Street San Francisco, CA 94105	2,541,775	(3)	7.3%

Merrill Lynch & Co., Inc. 4 World Financial Center 250 Vesey Street New York, NY 10038	2,537,292	(4)	7.3%

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Shares Beneficially Owned (1)
	Number		Percent of Class
The Sandell Group 40 West 57th Street 26th Floor New York, NY 10019	2,406,146	(5)	6.9%

Renaissance Technologies LLC. 800 Third Avenue New York, NY 10022	2,016,700	(6)	5.8%

PEAK6 LLC 141 W. Jackson Boulevard, Suite 500 Chicago, IL 60604	1,876,625	(7)	5.4%

John E. Cunningham, IV	60,232	(8)	*

David B. Binder	200,497	(9)	*

Eric M. Emans	54,857	(10)	*

Michael J. Glover	65,636	(11)	*

Jules Haimovitz	25,000	(12)	*

Richard D. Hearney	45,500	(12)	*

William J. Ruckelshaus	10,987	(13)	*

Sunil Thomas	153,813	(14)	*

Lewis M. Taffer	42,000	(12)	*

George M. Tronsrue, III	30,000	(12)	*

James F. Voelker	2,122,337	(15)	5.7%

All current directors and executive officers as a Group (14 persons)	2,882,030	(16)	7.7%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 10, 2009, if any, or shares of common stock subject to restricted stock units (“RSUs”) held by that person that vest within 60 days of March 10, 2009, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP.
(3)	Based on information contained in a Schedule 13G filed with the SEC February 5, 2009 by Barclays Global Investors, N.A. and other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Barclays Group”). According to the Schedule 13G, as of December 31, 2008, the Barclays Group included Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.
(4)

Based on information contained in a Schedule 13G filed with the SEC February 17, 2009 by Merrill Lynch & Co., Inc. and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Merrill Group”). According to the Schedule 13G, as of December 31, 2008, the Merrill Group included Merrill Lynch & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch Professional Clearing Corporation. Upon completion of the merger on January 1, 2009 between Bank of America Corporation and Merrill Lynch & Co, Inc., Merrill Lynch & Co., Inc. became a wholly owned subsidiary of Bank of America Corporation and ultimate parent and controlling entity of the Merrill Group.

(5)	Based on information contained in a Schedule 13D/A filed with the SEC on January 6, 2009, by Sandell Asset Management Corp. (“Sandell”) and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Sandell Group”). According to the Schedule 13D/A, as of January 2, 2009, the Sandell Group included Castlerigg Master Investments Ltd., Sandell Asset Management Corp., Castlerigg International Limited, Castlerigg International Holdings Limited and Thomas E. Sandell.
(6)	Based on information contained in a Schedule 13G/A filed with the SEC February 13, 2009 by Renaissance Technologies LLC and the other reporting person named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Renaissance Group”). According to the Schedule 13G/A, as of December 31, 2008, the Renaissance Group included Renaissance Technologies LLC and James H. Simons.
(7)	Based on information contained in a Schedule 13G filed with the SEC February 12, 2009 by PEAK6 LLC and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “PEAK6 Group”). According to the Schedule 13G, as of December 31, 2008, the PEAK6 Group included PEAK6 LLC, PEAK6 Investments, L.P., PEAK6 Advisors LLC, PEAK6 Performance Management LLC, Mathew N. Hulsizer, and Jennifer Just.
(8)	Includes 45,000 shares of common stock subject to options exercisable within 60 days of March 10, 2009, and 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(9)	Includes 150,000 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(10)	Includes 36,250 shares of common stock subject to options exercisable within 60 days of March 10, 2009 and 1,011 shares of common stock subject to RSUs vesting within 60 days of March 10, 2008.
(11)	Includes 49,634 shares of common stock subject to options exercisable within 60 days of March 10, 2009 and 6,666 shares of common stock subject to RSUs vesting within 60 days of March 10, 2009.
(12)	Consists of shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(13)	Includes 10,000 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(14)	Includes 101,500 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(15)	Includes 2,005,500 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(16)	Includes 2,593,717 shares of common stock subject to options exercisable within 60 days of March 10, 2009 and 7,677 shares of common stock subject to RSUs vesting within 60 days of March 10, 2009.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently comprises eight members, which are divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If a director resigns before the end of his or her term, the Board of Directors may appoint a director to fill the remainder of that term or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the three-year term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Three Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2012. The Board of Directors has nominated John E. Cunningham, Lewis M. Taffer and William J. Ruckelshaus for re-election as Class I directors. Each of Mr. Cunningham, Mr. Taffer and Mr. Ruckelshaus is an “independent director” as defined in the NASDAQ Marketplace Rules.

For further information on the process of director nominations and criteria for selection of directors, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the three nominees listed in this Proxy Statement. In the event that any of these nominees to the Board of Directors is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

Vote Required; Election of Directors

If a quorum is present and voting, the three Class I nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN.

Director Nominees

Class I – Terms expiring in 2012

The names of the nominees of the Board of Directors and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
John E. Cunningham, IV	51	Director	1998
Lewis M. Taffer(1)(2)	61	Director	2001
William J. Ruckelshaus(2)(3)	44	Director	2007

(1)	Member of the Compensation Committee. Mr. Taffer serves as Chair of this committee.
(2)	Member of the Audit Committee. Mr. Ruckelshaus serves as Chair of this committee.
(3)	Member of the Nominating and Governance Committee.

John E. Cunningham, IV has served as a director of InfoSpace since July 1998. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a private equity investment partnership, since February 1998. From July 2006 to June 2008, he served as a board member of Citel Technologies, Inc., a telecommunications company, and also served as its non-executive Chairman from January 2004 to July 2006. From April 1996 until February 2003, he served as President of Kellett Investment Corporation, an investment fund for private companies.

Lewis M. Taffer has served as a director of InfoSpace since June 2001. Since March 2006, Mr. Taffer has served as an Operating Advisor at Pegasus Capital Advisors, a private equity fund manager. Since May 2006, he has also served as a director and Senior Vice President at iGPS Company LLC, a provider of RFID (radio frequency identification)-tagged plastic pallet rental systems and an affiliate of Pegasus Capital Advisors. Since January 2005, he has also been an independent management consultant. From January 2004 to January 2005, Mr. Taffer served as Executive Vice President, Acquisition Marketing of America Online, Inc. From May 2001 through December 2003, Mr. Taffer was an independent consultant specializing in marketing, business development and strategic partnerships.

William J. Ruckelshaus has served as a director of InfoSpace since May 2007. Mr. Ruckelshaus has served as Chief Operating Officer of AudienceScience, Inc. (formerly known as Revenue Science Inc.), an Internet advertising technology and services company, since August 2008, as well as its Chief Financial Officer since May 2006. From July 2002 to April 2006, he served as Senior Vice President Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led the corporate strategic planning effort.

Continuing Directors

Class II – Terms expiring in 2010

The names of our Class II directors, whose terms expire in 2010, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Richard D. Hearney(1)(2)	69	Director	2001
James F. Voelker	58	Chairman	2002
William J. Lansing	50	Chief Executive Officer, President and Director	2009

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.

Richard D. Hearney has served as a director of InfoSpace since September 2001. Since 2002, General Hearney has been a consultant in the defense and information technology industries. From December 2000 to April 2002, General Hearney served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy.

James F. Voelker has served as our Chairman since December 2002. He also served as Chief Executive Officer from December 2002 to February 2009, and also as President from December 2005 to February 2009. He also held the title of President from December 2002 to April 2003. He has served as a director since July 2002. Mr. Voelker served as President and a director of NEXTLINK Communications, Inc. (now XO Communications, Inc.), a broadband communications company, from its inception in 1994 through 1998.

William J. Lansing has served as our Chief Executive Officer and President, and as a director, since February 2009. From December 2003 to October 2007, Mr. Lansing served as Chief Executive Officer, President and as a director of ValueVision Media, Inc., a direct marketing company. From September 2001 to December 2003, he served as a General Partner of General Atlantic LLC, a private equity investment firm. From April 2000 to August 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From April 1998 to March 2000, he served as President, then as Chief Executive Officer, of Fingerhut Companies, Inc., a direct marketing company. From November 1996 to May 1998, Mr. Lansing served as Vice President, Corporate Business Development for General Electric Company. Mr. Lansing serves on the Board of Directors of Fair Isaac Corporation, Digital River, Inc. and RightNow Technologies, Inc.

Class III – Terms expiring in 2011

The names of our Class III directors, whose terms expire in 2011, and certain information about them are set forth below:

Name of Director	Age	Positions with InfoSpace	Director Since
Jules Haimovitz(1)(2)	58	Director	2005
George M. Tronsrue, III(2)(3)	52	Director	2003

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee. Mr. Tronsrue serves as Chair of this committee.
(3)	Member of the Compensation Committee.

Jules Haimovitz has served as a director of InfoSpace since October 2005. Since July 2007, he has served as President of Haimovitz Consulting, a media consulting firm. From July 2002 to July 2007, Mr. Haimovitz served as Vice Chairman and Managing Partner of Dick Clark Productions Inc., a producer of programming for television, cable networks and syndicators. From June 1999 to July 2004, Mr. Haimovitz served in various capacities at Metro Goldwyn Mayer Inc., including President of MGM Networks Inc., Executive Consultant to the CEO, and Chair of the Library Task Force. Mr. Haimovitz is a director of Blockbuster, Inc.

George M. Tronsrue, III has served as a director of InfoSpace since February 2003. Since March 2004, Mr. Tronsrue has served as President and Co-Manager of Jericho Fund, LLC, an investment and consulting company. From January 2000 to March 2004, Mr. Tronsrue served as Chairman and Chief Executive Officer of Monet Mobile Networks Inc., a wireless Internet service provider, which filed for Chapter 11 bankruptcy protection in March 2004.

Board Meetings and Committees; Corporate Governance Matters

The Board of Directors of InfoSpace held a total of 25 meetings, and acted by unanimous written consent three times, during 2008. For 2008, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member.

Our Board has not adopted a formal policy regarding directors’ attendance at our annual meetings of stockholders. However, our directors are encouraged to attend the annual meeting. Messrs. Cunningham, Haimovitz, Hearney, Ruckelshaus, Taffer, Tronsrue and Voelker attended our 2008 Annual Meeting of Stockholders.

The Board of Directors believes that management speaks for InfoSpace. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with InfoSpace, but it is expected that Board members would do this with the advance knowledge of management and, absent unusual circumstances or as contemplated by Board committee charters, at the request of management. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward the same to the intended recipient. The Corporate Secretary will in general forward such communication to the Board or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is abusive, threatening or otherwise inappropriate.

Each of Messrs. Cunningham, Haimovitz, Hearney, Ruckelshaus, Taffer and Tronsrue is an “independent director” as defined in the NASDAQ Marketplace Rules. In determining whether Mr. Cunningham is an “independent director” as defined in the NASDAQ Marketplace Rules, the Board of Directors considered that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development, and has an annual base salary of over $120,000 and is eligible to be paid bonuses by the Company.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Copies of our Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and related Director Nomination Policy, as well as our Code of Business Conduct and Ethics, which is applicable to all of our employees, can be found on our corporate Web site at www.infospaceinc.com. You may also request copies of these documents from Investor Relations at (425) 201-6100 or (866) 438-4677.

The Audit Committee.    The Audit Committee, which currently consists of nonemployee directors William Ruckelshaus, Jules Haimovitz and Lewis Taffer, met nine times during 2008. Mr. Ruckelshaus is Chair of the Audit Committee. Each member of the Audit Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. Our Board of Directors has determined that Mr. Ruckelshaus is an “audit committee financial expert” under SEC rules and has determined that Mr. Ruckelshaus meets the NASDAQ’s professional experience requirements. Among other functions, the Audit Committee’s duties include the following:

•	Appointment, compensation, oversight and retention of our independent registered public accounting firm;

•	Pre-approving all services to be performed by the independent registered public accounting firm;

•	Reviewing the adequacy and effectiveness of our accounting and financial controls, including controls over financial reporting;

•	Reviewing our audited financial statements and quarterly financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers; and

•	Reviewing, approving and monitoring our code of ethics for senior financial personnel.

The Compensation Committee.    The Compensation Committee currently consists of nonemployee directors Richard Hearney, Lewis Taffer and George Tronsrue. Mr. Taffer is chair of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. The Compensation Committee met six times, and acted by unanimous written consent two times, during 2008. The Compensation Committee’s duties include the following:

•	Annually reviewing and approving compensation for our Chief Executive Officer and other executive officers;

•	Annually reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Evaluating the performance of the Chief Executive Officer and such other executive officers as appropriate; and

•	Acting as administrator of InfoSpace’s stock plans.

A description of the considerations and determinations of the Compensation Committee regarding the compensation of our executive officers is contained in the Compensation Discussion & Analysis portion of this Proxy Statement. For the determination of our nonemployee directors’ compensation, the Compensation Committee may review and make recommendations to the Board of Directors regarding plans that are proposed for the provision of compensation to the directors of the Company. In 2003, the Compensation Committee utilized the services of a compensation consultant, Towers Perrin, to provide benchmarking information and recommend a policy for the compensation of the Company’s nonemployee directors for service on the Board of Directors and the committees of the Board. The Compensation Committee also sought input and recommendations from our then-Chief Executive Officer, Mr. James Voelker. The Compensation Committee then made a recommendation to the Board for their approval, which occurred in February 2003. A description of the compensation program for our nonemployee directors can be found below in the “Director Compensation for 2008” section of this Proxy Statement.

The Nominating and Governance Committee.    The Nominating and Governance Committee, which currently consists of nonemployee directors Jules Haimovitz, Richard Hearney, William Ruckelshaus and George Tronsrue, met once during 2008. Mr. Tronsrue is Chair of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an “independent director” as defined in the NASDAQ Marketplace Rules. The Nominating and Governance Committee’s duties include:

•	Assisting the Board by identifying prospective director nominees and recommending to the Board the director nominees for the next annual meeting of stockholders;

•	Developing and recommending to the Board the governance principles applicable to InfoSpace;

•	Evaluating the performance of individual directors and assessing the effectiveness of the committees and the Board as a whole;

•	Recommending to the Board director nominees for each committee; and

•	Considering stockholder nominees for election to the Board as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board, which is responsible for approving director candidates for nomination by the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board is properly constituted to meet its fiduciary obligations to InfoSpace and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications:

•	Commitment to InfoSpace’s business success consistent with the highest standards of responsibility and ethics;

•	Representation of the best interests of all of InfoSpace’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance and participation in Board and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with his or her obligations to InfoSpace and its stockholders;

•	An established record of professional accomplishment in his or her chosen field; and

•	No material personal, financial or professional interest in any InfoSpace competitor that would interfere or conflict with his or her obligations to InfoSpace and its stockholders.

The Nominating and Governance Committee also considers the following qualifications desirable in Board nominees:

•	Contribution to the Board’s overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives and backgrounds; and

•	Professional and personal experience and expertise relevant to InfoSpace’s business objectives.

The Nominating and Governance Committee may solicit ideas for possible Board candidates from a variety of sources, such as members of the Board, Company executives, or individuals personally known to the members of the Board or Company executives through personal or professional relationships, and research. The Nominating and Governance Committee has not paid a third party to identify or evaluate potential nominees in 2008 or with respect to the current slate of nominees. However, the Committee has the authority to retain a search firm, at InfoSpace’s expense, to be used to identify or evaluate director candidates at its discretion.

On April 26, 2007, InfoSpace entered into an agreement (the “Sandell Agreement”) with certain stockholders of InfoSpace affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). Among other things, pursuant to the Sandell Agreement, the Board elected Nick Graziano to the Board on May 2, 2007, and also agreed to nominate Nick Graziano for election to the Board as a Class II director at the 2007 Annual Meeting of Stockholders. In addition, pursuant to the Sandell Agreement, the Board elected Mr. Ruckelshaus to the Board to fill a vacancy in Class I on May 2, 2007. Mr. Graziano resigned from our Board of Directors effective October 2, 2008.

As of March 10, 2009, the Sandell Group beneficially owns and controls 2,406,146 shares of InfoSpace’s common stock, or approximately 6.9% of InfoSpace’s common stock outstanding as of such date. There is no other relationship between InfoSpace, Mr. Ruckelshaus or Mr. Graziano.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws, including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals” below. A copy of our Bylaws is available on our corporate Web site at www.infospaceinc.com.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information and consent requirements of the committee’s Director Nomination Policy. Any such Board candidate must be independent of the stockholder in all respects and must also qualify as an “independent director” under applicable NASDAQ Marketplace Rules. The notice must be received by the Nominating and Governance Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, identification of, and other information with regard to, the stockholder(s) submitting the proposal, and information with respect to the proposed Board candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

InfoSpace, Inc.

c/o Corporate Secretary

601 – 108th Avenue NE, Ste. 1200

Bellevue, WA 98004

The Nominating and Corporate Governance Committee did not receive prior to March 12, 2009 any recommendations for director candidates from any non-management stockholder or group of stockholders that beneficially owns more than 5% of InfoSpace’s voting stock.

PROPOSAL TWO: NOL PROTECTIVE AMENDMENT

ADOPTION OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO RECLASSIFY OUR COMMON STOCK AND ADD TRANSFER RESTRICTIONS TO PRESERVE VALUE OF OUR TAX NET OPERATING LOSSES

General

At the Annual Meeting, you will consider and vote on a proposal to adopt a certificate of amendment to our amended and restated certificate of incorporation to reclassify our common stock and impose restrictions on its transfer under certain circumstances (the “NOL Protective Amendment”). The NOL Protective Amendment attempts to prevent certain future transfers of our capital stock that could adversely affect our ability to utilize our net operating loss carryforwards (“NOLs”) and certain income tax credits to reduce our federal income taxes. If the NOL Protective Amendment is approved and filed with the Secretary of State of the State of Delaware, each share of our existing common stock will automatically be reclassifed into one share of new common stock. Except for the restrictions noted below, the reclassified shares of common stock will have the same rights and preferences as shares of our existing common stock (a description of the which is contained in our Registration Statement on Form 8-A, dated December 3, 1998).

The NOL Protective Amendment is contained in a proposed new Article 4 to our amended and restated certificate of incorporation which is attached as Annex A to this proxy statement and is incorporated by reference herein. We urge you to read the NOL Protective Amendment in its entirety, as the discussion in this proxy statement is only a summary and does not contain all of the language in the NOL Protective Amendment. The NOL Protective Amendment will only become effective if our stockholders holding a majority of our outstanding common stock approve it.

The Problem: Potential Limitations on Our NOLs

The Value of our NOLs.    We estimate that we had approximately $800 million of (pre-tax) federal NOLs as of December 31, 2008. Furthermore, our federal NOLs do not begin to expire until the year 2020, and are available to use at some level through 2027. To the extent we have future taxable income, and until the NOLs expire or are subject to limitation, they can be used to eliminate future ordinary tax on our income (we may still pay alternative minimum taxes). By way of example, if we make certain assumptions about our taxable income in the future based on our results of operations in 2008, we estimate that our NOLs could reduce our federal income taxes by $42 million over the remaining 19 year life of our NOLs. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe our NOLs are a very valuable asset.

The Section 382 Limit on Use.    Certain transfers of our stock between shareholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). If that were to happen, we would only be allowed to use a limited amount of our then existing NOLs and credits to reduce our current and future federal income taxes subsequent to the ownership change. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years, any substantial non-business assets, including cash, and less certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change. In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If we were to experience an ownership change at our current stock price levels, we believe we would be subject to an annual NOL limitation which would result in a material amount of our NOLs expiring unused, resulting in a significant diminution in the value of our NOLs.

Following a Section 382 Ownership Change.    If we were to have taxable income in excess of the NOL limitations following a Section 382 ownership change, we would not be able to utilize all of our NOLs to reduce federal taxes on such excess. Consequently, we would make cash payments on corporate income tax on any taxable income during a given year for income earned in excess of the NOL limitation. While any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any ownership change could significantly defer the utilization of the NOLs, accelerate payment of federal income taxes and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of the federal taxes on our income that could be reduced by such tax NOLs and income tax credits were an ownership change to occur in the future, even under certain circumstances resulting in the complete loss of our NOLs and income tax credits.

Section 382 Ownership Shift Calculations.    Generally, an ownership change occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company’s capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an ownership change would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire at least 5% of our common stock within a three-year period (and such ten persons own, in the aggregate, more than 50%), an ownership change would occur under Section 382.

The determination of whether an ownership change has occurred under Section 382 involves complex analysis, the details of which are beyond the scope of this discussion.

Current Ownership Shift.    As of December 31, 2008, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of up to 36.4% based on certain assumptions that we have made about our 5-percent shareholders. Because the shift is calculated based on a rolling preceding three year period, it is possible to project how much of the shift will roll-off of the shift calculation over the future three year period assuming no other changes in ownership. Based on this roll-off projection, we believe that the current shift will not materially decrease until the third quarter of 2011.

Reasons for the NOL Protective Amendment

Our $800 million federal NOLs are a significant asset that could reduce federal income taxes on our income. By way of example, if we make certain assumptions about our taxable income in the future based on our results of operations in 2008, we estimate that our NOLs could reduce our federal income taxes by $42 million over the remaining 19 year life of our NOLs. At our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that, individually or in the aggregate, could trigger an ownership change under Section 382. Furthermore, because our federal NOLs do not start expiring until 2020, we will need to continually manage our Section 382 risk for a significant period of time. Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding potential adverse impacts from Section 382 limitations.

Currently, if a shareholder makes a transfer that creates, or increases the ownership of, a 5-percent shareholder, there is nothing we can do to prevent or reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift.

Description and Effect of NOL Protective Amendment

The following is a brief summary of the proposed transfer restrictions. You are urged to read the NOL Protective Amendment in its entirety as set forth in Annex A, as its terms (and not this summary) will govern our legal rights and those of our shareholders.

The NOL Protective Amendment generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge or other disposition) any of our stock (or options, warrants or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a 5-percent shareholder of our stock for purposes of Section 382 (which the NOL Protective Amendment refers to as a “Five Percent Shareholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Shareholder. The NOL Protective Amendment refers to any person or entity attempting to acquire shares in such a transaction as a “Restricted Holder.” The NOL Protective Amendment would not prevent transfers that are sales by a Five Percent Shareholder, although it would restrict any purchasers that seek to acquire shares from a Five Percent Shareholder to the extent that the purchaser is or would become a Five Percent Shareholder.

The NOL Protective Amendment provides that any transfer that violates the NOL Protective Amendment shall be null and void ab initio and shall not be effective to transfer any record, legal, beneficial or any other ownership of the number of shares which result in the violation of the NOL Protective Amendment (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by us for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The NOL Protective Amendment also provides us with various remedies to prevent or respond to a purported transfer which violates its provisions. In particular, the NOL Protective Amendment provides that any person who knowingly violates the NOL Protective Amendment, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

If it is adopted, any amendments to or repeal of the transfer restriction provisions of the NOL Protective Amendment will require the affirmative vote of 66 2/3% of our then-outstanding shares.

Authorization of Transfers of Stock

Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The written request must be delivered to the Secretary of the Company at the following address:

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

Attn: Corporate Secretary

Re: NOL Protective Amendment

Fax: (425) 201-6150

The request should include information such as (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the stock that the Restricted Holder proposes to acquire, (iii) the date on which the proposed acquisition is expected to take place (or, if the acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange, a statement to that effect), (iv) the name of the proposed transferor of the stock that the Restricted Holder proposes to acquire (or, if the acquisition is proposed to be made by a Restricted Holder in a transaction on a national securities exchange, a statement to that effect), and (v) a request that the Board of Directors (or a committee thereof) authorize, if appropriate, the acquisition.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the NOL Protective Amendment if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. In deciding whether to authorize such transaction, our Board of

Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, our Board of Directors may request relevant information from the Restricted Holder in order to determine compliance with the NOL Protective Amendment or the status of our NOLs and income tax credits. In considering whether to authorize such a proposed acquisition, we expect our Board of Directors to consider, among other things:

•	whether the person acquiring the shares is or would become a 5-percent shareholder under Section 382 as a result of the proposed acquisition;

•	the impact of the proposed acquisition on our Section 382 shift in ownership percentage;

•	the then existing level of our Section 382 shift in ownership percentage;

•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our market capitalization and cash position;

•	the impact on possible future issuances or purchases of our common stock by us;

•	any changes or expected changes in applicable tax law; and

•	other business and strategic matters that the Board of Directors determines are in the best interests of the Company and its stockholders.

If our Board of Directors decides to authorize any proposed acquisition, it may impose conditions on the Restricted Holder. In addition, our Board of Directors may require the Restricted Holder to make certain representations to the Company or require an opinion of counsel regarding the proposed acquisition. Likewise, any Restricted Holder requesting authorization for a proposed acquisition may be required to reimburse the Company for any costs or expenses associated with the Board of Directors’ review of the proposed acquisition.

Implementation and Suspension of the NOL Protective Amendment

If the NOL Protective Amendment is approved by our stockholders at our 2009 annual meeting of stockholders, we intend to enforce the restrictions to preserve future use of our NOLs and income tax credits immediately thereafter. We expect to continue to enforce the restrictions for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

We believe allowing our Board of Directors to suspend enforcement of the transfer restrictions and other provisions of the NOL Protective Amendment, when appropriate, is a more effective alternative to setting a pre-determined termination date for the NOL Protective Amendment. Any automatic termination of the NOL Protective Amendment could expose our NOLs to future risk. In the future, we could experience a rapid ownership shift in a short period of time that could put our NOLs at risk again before our stockholders would have an opportunity to adopt a new NOL protective measure.

Effectiveness and Enforceability of NOL Protective Amendment

Although the NOL Protective Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur even if we adopt the NOL Protective Amendment. Likewise, we cannot guarantee that an ownership change will not have occurred prior to the adoption of the NOL Protective Amendment.

The NOL Protective Amendment will not prevent all transfers that might result in an “ownership change.” For example, it will not prevent existing Five Percent Shareholders from selling stock to persons other than Five Percent Shareholders.

The NOL Protective Amendment also does not limit certain changes in relationships and other events which could cause us to undergo an ownership change.

Section 382 is an extremely complex provision with respect to which there are many uncertainties. We have not requested a ruling from the IRS regarding the effectiveness of the NOL Protective Amendment, and we cannot assure you that the IRS will agree that the NOL Protective Amendment is effective for purposes of limiting the applicability of Section 382.

Our Board of Directors can authorize a proposed acquisition by a Restricted Holder that results in or contributes to an ownership change if it determines that such acquisition is in our best interests and the best interests of our stockholders.

Further, a court could find that some or all of the provisions of the NOL Protective Amendment are not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or bylaws for restrictions on the transfer of securities for the purpose of maintaining any tax advantage. Delaware law provides that transfer restrictions are effective against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). In connection with the NOL Protective Amendment, the shares of our existing common stock will be exchanged for, and reclassified into, new shares of common stock that provide for the transfer restrictions discussed above. These new common shares will contain a conspicuous legend on the back of the stock certificates that refers to transfer restrictions. We believe that this reclassification and exchange of shares will be sufficient to make the proposed transfer restrictions binding on all holders of our stock. Nonetheless, a court could find that the either the reclassification or the transfer restrictions are unenforceable, either in general or under particular facts and circumstances.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an ownership change.

Other Considerations

Our Board of Directors believes that attempting to safeguard our NOLs and income tax credits as described above is in our best interests. Nonetheless, the NOL Protective Amendment, if adopted, could have certain potentially negative consequences:

Anti-Takeover Impact.    Because some corporate takeovers occur through the acquirer’s purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The NOL Protective Amendment, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than five percent of our common stock and the ability of persons, entities or groups now owning more than five percent of our common stock from acquiring additional shares of our common stock without the approval of our Board of Directors. As a result, our Board of Directors may be able to prevent any future takeover attempt. Therefore, the NOL Protective Amendment could discourage or prevent accumulations of substantial blocks of shares in which our stockholders might receive a substantial premium above market value and might tend to insulate management and the Board of Directors against the possibility of removal. However, these disadvantages are outweighed, in our opinion, by the fundamental importance of maintaining the availability of our NOLs and income tax credits. The “anti-takeover” effect of the proposed NOL Protective Amendment is not the reason for the NOL Protective Amendment. We are proposing the NOL Protective Amendment in an effort to reduce the risk that we may be unable to fully utilize the NOLs and income tax credits described above as a result of future transfers of our common stock. Our Board of Directors is not aware of any efforts of others to take control of us and has no present intent to propose any other provisions designed to inhibit a change of control.

Potential Effects on Liquidity.    The NOL Protective Amendment will restrict a stockholder’s ability to acquire, directly or indirectly, additional shares of our common stock in excess of the specified limitations. Furthermore, a stockholder’s ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock and a stockholder’s ownership of our stock may become subject to the NOL Protective Amendment upon actions taken by persons related to, or affiliated with, them.

Potential Impact on Value.    Because certain buyers, including persons who wish to acquire more than 5% of our stock and certain institutional holders who may not be comfortable holding stock with transfer restrictions, may not purchase our stock, the NOL Protective Amendment could depress the value of our stock in an amount that might more than offset any value conserved as a result of the preservation of our NOLs and income tax credits.

Questions and Answers About Proposal Two

Q:	What is Section 382?

A:	Section 382 is a provision of the Internal Revenue Code of 1986, as amended that imposes limitations on the future use of our NOLs and income tax credits if we undergo an “ownership change” as that term is defined in Section 382.

Q:	What happens if there is an ownership change under Section 382?

A:	If there is an ownership change under Section 382, we would only be allowed to use a limited amount of our then existing NOLs and income tax credits to reduce the federal income taxes on our income in the current or any future year. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years, any substantial non-business assets, including cash, and less certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the ownership change. In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.”

Q:	How is an ownership change determined under Section 382?

A:	The determination of whether an ownership change has occurred under Section 382 involves complex analysis; however, in general terms, an ownership change occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company’s capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an ownership change would occur. Similarly, if ten persons, none of whom own any shares of our common stock, each acquire at least 5% of our common stock within a three-year period (and such ten persons own, in the aggregate, more than 50%), an ownership change would occur under Section 382.

Q:	How important are our NOLs?

A:	Our approximately $800 million of (pre-tax) federal NOLs as of December 31, 2008 are a significant asset that could reduce federal income taxes on our income. These NOLs do not begin to expire until the year 2020, and are available to use at some level through 2027. By way of example, if we make certain assumptions about our taxable income in the future based on our results of operations in 2008, we estimate that our NOLs could reduce our federal income taxes by $42 million over the remaining 19 year life of our NOLs. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability or the time period in which these restrictions will continue to be necessary. Although we are unable to quantify an exact value of our NOLs due to the above factors, we believe the value of our NOLs and income tax credits is significant.

Q:	How close are we to triggering an ownership change under Section 382?

A:	As of December 31, 2008, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of up to 36.4% based on certain assumptions that we have made about our 5-percent shareholders. A 50% level of ownership shift would trigger an ownership change under Section 382.

Q:	Do all investors who file a Schedule 13-G/D count in the shift calculation?

A:	No, some investors who file a Schedule 13G or 13D are not 5-percent shareholders under the Section 382 definition and hence would not affect our ownership shift for purposes of Section 382. However, we have provided in NOL Protective Amendment that we may rely conclusively on the existence or absence of any Schedule 13G or 13D filings in making our determination as to whether or not any given stockholder may be considered a 5-percent shareholder. Likewise, the filing of a Schedule 13G or 13D may indicate whether a particular stockholder may warrant further investigation as to their status as a 5-percent shareholder under Section 382.

Q:	What is the process to obtain authorization from the Board of Directors to acquire shares?

A:	If the NOL Protective Amendment is adopted, we expect that requests for authorization for proposed acquisitions of our stock by persons or entities that would otherwise be affected by the proposed transfer restrictions would be submitted in writing to the Secretary of the Company, who will submit the matter to our Board of Directors. The request should include information such as (i) the name, address and telephone number of the person seeking to acquire shares, (ii) a description of the stock that such person proposes to acquire, (iii) the date on which the proposed acquisition is expected to take place (or, if the acquisition is proposed to be made by a person in a transaction on a national securities exchange, a statement to that effect), (iv) the name of the proposed transferor of the stock that the person proposes to acquire (or, if the acquisition is proposed to be made by a person in a transaction on a national securities exchange, a statement to that effect), and (v) a request that the Board of Directors (or a committee thereof) authorize, if appropriate, the acquisition. The affected person may also be asked to supply certain information so that our Board of Directors can access whether the proposed acquisition is in the best interests of the Company and our stockholders.

Submissions should be sent to:

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, Washington 98004

Attn: Corporate Secretary

Re: NOL Protective Amendment

Fax: (425) 201-6150

Q:	Do I still have to obtain authorization if I don’t count in the shift calculation?

A:	Yes, if you meet the definition of 5-percent shareholder under Section 382 (or would upon completion of the proposed acquisition).

Q:	How does this affect me if I am or become a 5-percent shareholder?

A:	The NOL Protective Amendment would prevent you from acquiring additional shares of our stock. However, it would not restrict sales of our shares by you, although it would restrict any purchaser from purchasing additional shares from you to the extent that the purchaser is or would become a 5-percent shareholder under Section 382.

Q:	How long will these restrictions be in place?

A:	The transfer restrictions and other provisions of the NOL Protective Amendment would terminate when our Board of Directors determines in good faith that it is in the best interests of the Company and its stockholders for the transfer restrictions imposed by the amendment to terminate.

Q:	Why should I vote in favor?

A:	Our approximately $800 million of (pre-tax) federal NOLs as of December 31, 2008 are a significant asset that could reduce the federal income taxes on our income. By way of example, if we make certain assumptions about our taxable income in the future based on our results of operations in 2008, we estimate that our NOLs could reduce our federal income taxes by $42 million over the remaining 19 year life of our NOLs. However, at our current stock price, the value of our NOLs could be significantly impaired unless we avoid potential transfers that could trigger an ownership change under Section 382. Furthermore, because our federal NOLs do not start expiring until 2020, we will need to continually manage our Section 382 risk for a significant period of time. Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

Q:	What are some of the negative factors I should consider?

A:	The NOL Protective Amendment could reduce the possibility of a takeover of the Company, and could adversely impact the liquidity and value in our stock if certain buyers decide not to purchase our stock.

Q:	Why are you doing this now?

A:	We have recently become aware of ownership shifts that have raised concerns about the applicability of Section 382, and currently, if a shareholder makes a transfer that further increases our ownership shift, there is nothing we can do to reverse the potential impact to our NOLs and income tax credits that results. As of December 31, 2008, we estimate that we had experienced a shift in our ownership for purposes of Section 382 of up to 36.4% based on certain assumptions that we have made about our 5-percent shareholders. As a result, we face an increased risk that we could experience an ownership change that would materially decrease or completely eliminate our NOLs and income tax credits unless shareholders adopt the NOL Protective Amendment. In fact, we can offer no guarantees that we will not experience an ownership change prior to the adoption of the proposed amendment.

Q:	Why not set a pre-determined termination date for the transfer restrictions and other provisions of the amendment?

A:	We believe allowing our Board of Directors to suspend enforcement of the transfer restrictions and other provisions of the NOL Protective Amendment, when appropriate, is a more effective alternative to setting a pre-determined termination date for the provisions of the proposed amendment. Any automatic termination of the provisions of the NOL Protective Amendment could expose our NOLs and income tax credits to future risk. We could experience a rapid ownership shift in a short period of time that could put our NOLs and income tax credits at risk again before our stockholders would have an opportunity to reenact a new NOL protective measure.

Q:	What happens if I vote “No” on this proposal, but it is nonetheless approved by the requisite majority of stockholders? Am I still subject to the transfer restriction?

A:	Yes. In connection with the NOL Protective Amendment, the shares of our existing common stock will be exchanged for and reclassified into new shares of common stock that provided for the transfer restrictions discussed above. These new common shares will contain a conspicuous legend on the back of the stock certificates that refers to transfer restrictions. We believe that under Delaware law this reclassification and exchange of shares will be sufficient to make the proposed transfer restrictions binding on all holders of our stock. Nonetheless, a court could find that the either the reclassification or the transfer restrictions are unenforceable, either in general or under particular facts and circumstances.

Vote Needed for Approval

The affirmative vote by the holders of at least a majority of our outstanding common stock is required for approval and adoption of the proposed NOL Protective Amendment. Any abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal. The NOL Protective Amendment, if approved, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to accomplish as soon as practicable after the approval is obtained.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION

OF THE PROPOSED NOL PROTECTIVE AMENDMENT

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the financial statements of InfoSpace for 2009, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP has audited our financial statements annually since 1997. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote; Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the independent registered public accounting firm. Any abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL.

Fees Paid to Independent Registered Public Accounting Firm for 2008 and 2007

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) to InfoSpace and subsidiaries during 2008 and 2007 were as follows:

	2008	2007
Audit fees(1)	$894,821	$1,093,998
Audit-related fees(2)	9,912	31,149
Tax fees	—	—
All other fees(3)	2,000	1,500

Total fees	$906,733	$1,126,647

(1)	Audit fees reflect fees billed for the audit of the year indicated.
(2)	Audit-related fees for 2008 were for assurance services concerning financial accounting and reporting. Audit-related fees for 2007 were for assurance services concerning financial accounting and reporting, and assistance with due diligence assignments related to strategic transactions.
(3)	Other fees consist of our annual subscription to The Deloitte Accounting Research Tool, which we use when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by InfoSpace’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Deloitte & Touche of the non-audit services described above is compatible with Deloitte & Touche’s independence. After consideration, the Audit Committee has determined that Deloitte & Touche’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Deloitte & Touche in 2008 and 2007 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2008 to October 2, 2008, the Audit Committee of the Board of Directors was comprised of four nonemployee directors: William Ruckelshaus (Chair), Nicholas Graziano, Jules Haimovitz and Lewis Taffer. Since October 2, 2008, upon the resignation of Mr. Graziano from the Board of Directors, the Audit Committee has consisted of three nonemployee directors: William Ruckelshaus (Chair), Jules Haimovitz and Lewis Taffer. Each member that served on the Audit Committee in 2008 and that currently serves on the Audit Committee met or meets the independence criteria prescribed by applicable law and the SEC rules and is an “independent director” as defined in NASDAQ Marketplace Rule 4200(a)(15). Each Audit Committee member that served on the Audit Committee in 2008 and that currently serves on the Audit Committee met or meets the NASDAQ’s financial knowledge requirements. Our Board of Directors has determined that Mr. Ruckelshaus is an “audit committee financial expert” under SEC rules and has determined that Mr. Ruckelshaus meets the NASDAQ’s professional experience requirements. The Audit Committee met nine times during 2008.

The Audit Committee is governed by a written charter which complies with applicable provisions of the Sarbanes-Oxley Act and related SEC and NASDAQ rules. On an annual basis, the Audit Committee reviews and reassesses the adequacy of its charter. A copy of the Audit Committee charter is available on our website at www.infospaceinc.com.

As more fully set forth in the Audit Committee charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of InfoSpace, including internal controls over financial reporting, and other such duties as directed by the Board. As part of this process, the Audit Committee oversees the quarterly reviews and annual audit of the Company’s consolidated financial statements by InfoSpace’s independent registered public accounting firm and reviews and approves the audit budget as well as any other non-audit fees paid to the Company’s independent registered public accounting firm. The Audit Committee is also responsible for maintaining free and open means of communication among the directors, the independent registered public accounting firm, and the financial management of InfoSpace. In addition to specified duties, the Committee may meet with various employees during the year and has access to any of InfoSpace’s employees or advisors with whom it wishes to communicate.

Management is responsible for InfoSpace’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of InfoSpace’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Committee members rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm.

In this context, the Audit Committee has:

•	discussed with InfoSpace’s independent registered public accounting firm the overall scope and plans for their audits;

•

met and held discussions with the independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluations of InfoSpace’s internal control over financial reporting, and the overall quality of InfoSpace’s financial reporting;

•

discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed and discussed the audited financial statements with management of InfoSpace; and

•

received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.

Based on our reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The Audit Committee has also recommended, subject to ratification by the stockholders, the selection of Deloitte & Touche LLP as InfoSpace’s independent registered public firm for the year ending December 31, 2009.

Members of the Audit Committee:

William J. Ruckelshaus, Chair
Jules Haimovitz
Lewis M. Taffer

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of the Compensation of Our Named Executive Officers

The objectives of our compensation program for our Named Executive Officers (as defined below in the introductory paragraph of the “Summary Compensation Table”) are the following:

•	to attract and retain the best qualified team of executives with the talent, expertise and drive that we seek at InfoSpace;

•	to meet our goals of growth and cash flow generation; and

•	to provide incentives that align the interests of our executives with the overall goal of maximizing stockholder value over time.

To attract and retain executives with the qualities we seek, the Compensation Committee starts by setting a competitive level of annual base compensation. To achieve our objectives of growth and cash flow generation, our Compensation Committee has designed our executive compensation policies such that a significant portion of the executive’s cash compensation is contingent upon achievement of specified revenue and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and excluding non-cash stock compensation and non-recurring and non-operating items) goals and specified management performance objectives determined by the Compensation Committee. Adjusted EBITDA for these purposes is our measure of cash flow from operations and is not necessarily the adjusted EBITDA number in our financial statements because it excludes certain non-operational gains or losses. To align the interests of the Named Executive Officers with the overall goal of maximizing stockholder value over time, the Compensation Committee grants long-term equity awards. Specifically, our compensation program for our Named Executive Officers is comprised of a mix of annual base cash compensation, annual cash incentive bonus, and long-term equity awards. The compensation mix and levels for the Named Executive Officers (other than our Chief Executive Officer) are subject to annual review by the Compensation Committee and our Chief Executive Officer, and the compensation mix and levels for our Chief Executive Officer are subject to annual review by the Compensation Committee. From time to time the Compensation Committee may also award one-time cash bonuses or equity-based awards in consideration of a specific executive officer’s performance or changed circumstances of the Company or the market in which we operate.

In setting the allocation among the various elements of compensation to meet our objectives, we consider such matters as:

•	our current and estimated future financial and operating performance;

•	our strategic goals;

•	the market performance of our common stock;

•	the position and past performance of the individual executive officer; and

•	our ability to attract and retain qualified management in light of current and expected competition for such individuals.

The charter of our Compensation Committee can be found in our corporate website at www.infospaceinc.com.

The Compensation Committee seeks to employ and retain executive officers who are qualified not only to manage InfoSpace in its current form and structure, but who also have the talent and qualifications to grow our Company and manage a more complex organization, which qualifications the Compensation Committee deems vital to achieving our goals. Due to the risk inherent in our business, the performance goals we set for our executive officers and the risks we ask them to take with respect to their potential total cash compensation, the Compensation Committee attempts to set the level of total potential cash compensation at the market median for our peers, and the total compensation from equity grants above the market median. The Compensation Committee deems this level and mix of compensation critical in attracting executives with the talent and qualifications that are needed to meet our performance goals while reducing the risk of turnover. No set formula is used for these determinations, and no particular factor is weighted more or less than the other.

Utilizing the considerations discussed above, the Compensation Committee determines the compensation package for each of the Named Executive Officers, including the mix of annual base cash compensation, annual cash incentive bonus, and long-term equity awards. For the determination of our Named Executive Officers’ compensation package for 2008, other than our former Chief Executive Officer, Mr. James Voelker, the Compensation Committee utilized benchmark data from published compensation surveys, including the Redford Executive Survey and the Croner Online Content survey. InfoSpace’s peer comparisons within these surveys were comprised of companies of similar size in revenues within the online and high-technology industries. These companies included:

• Autobytel Inc.	• IFS North America	• Motricity, Inc.
• Captaris, Inc.	• Intraware, Inc.	• Phoenix Technologies Ltd.
• Classmates Online, Inc.	• Keynote Systems, Inc.	• Shutterfly, Inc.
• CyberSource Corporation	• LiveOps, Inc.	• SuccessFactors, Inc.

The compensation package for Mr. Voelker was not changed for 2008 compared to 2007, except as described in more detail below in this Compensation Discussion and Analysis in connection with the appointment of William J. Lansing as the Company’s Chief Executive Officer on February 2, 2009. Effective February 2, 2009, Mr. Voelker ceased being our President and Chief Executive Officer, but continues to serve as Chairman of the Company’s Board of Directors and remains an employee of the Company.

Role of Executives in Compensation Decisions

Our Compensation Committee on occasion meets with our Chief Executive Officer to obtain recommendations with respect to Company compensation programs, practices and packages for our other executive officers. Mr. Voelker made recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for our other executive officers in 2008.

Mr. Lansing, as the Company’s Chief Executive Officer effective as of February 2, 2009, is expected to make recommendations with respect to our other executive officers in the future. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations with respect to compensation matters. The Chief Executive Officer and the Company’s general counsel attend some of the Compensation Committee’s meetings, but they are excused from such meetings as appropriate when matters of executive compensation are discussed and the Compensation Committee makes decisions with respect to the Chief Executive Officer’s compensation package without him present.

Annual Base Salary

The annual base salary for our Named Executive Officers is typically set with the goal of providing each Named Executive Officer with a competitive level of annual base salary while maintaining a large portion of the executive officer’s potential total annual cash compensation at risk using incentive cash bonuses.

In light of these considerations, annual base salaries for our Named Executive Officers for 2008, other than for Mr. Voelker, were targeted at or above the market median of the salary ranges for similar executive positions as identified in our salary survey analysis. Actual base salaries may differ from this target, depending on the individual’s salary history and experience in similar roles, if new to the position at InfoSpace. If the Named

Executive Officer was in the role during the previous year, his or her performance in the job is an important consideration in determining the level of salary for the next year. While Mr. Voelker was serving as our Chief Executive Officer, his annual base salary had not been increased since he became our Chief Executive Officer in December 2002. The Compensation Committee instead attempted to tie Mr. Voelker’s potential compensation opportunity to an increase in the value of his equity awards and, by doing so, closely aligning his performance with the overall objective of increasing stockholder value over time.

The Compensation Committee believes that the levels of annual base compensation that it has set for the Company’s Named Executive Officers are vital in attracting and retaining the talented management that we seek to grow InfoSpace and generate cash flow. At the same time, however, the Compensation Committee believes that it is important to maintain a large portion of management’s potential total cash compensation at risk, as described in more detail below.

Cash Incentive Bonuses

The Compensation Committee seeks to maintain a significant portion of each of the Named Executive Officer’s total cash compensation at risk, tied to achievement of specified revenue and Adjusted EBITDA (cash flow from operations) goals, while recognizing that certain of our Named Executive Officers have a lesser impact in achieving our goals and some were new to their positions starting in January 2008. From time to time, the Compensation Committee may also award one-time cash bonuses to Named Executive Officers in consideration of a specific executive’s performance or changed circumstances of the Company or the market in which we operate. No such discretion was exercised in 2008, but in 2006, for example, the Compensation Committee granted a one-time severance award to an executive officer who was resigning to reflect the service and contributions such executive officer had provided to the Company during the six years he was at the Company. Additionally, employment agreements with our Named Executive Officers provide for target amounts for cash bonuses to be set at no less than 50% of the base salary of such executive officer’s then-current base salary, except for Mr. Voelker’s, which provides that it be set at no less than 100% of his base salary, and our Chief Accounting Officer’s, which provides that it be set at no less than 30% of his base salary. Such targets are at or above the median bonus levels for similar positions in our benchmarking surveys. The differences in bonus targets reflect the differences in market compensation between executives, as well as differences in responsibilities and impact on results. For 2008, the target bonuses for the Named Executive Officers were set at the minimum levels specified in their employment agreements.

For 2008, the cash incentive bonuses for the Named Executive Officers were established and based on consolidated revenue and Adjusted EBITDA goals. Their bonuses, if earned, accrued quarterly and were to be paid annually to the Chief Executive Officer, semiannually to the Chief Financial Officer and Chief Accounting Officer, and quarterly to the Chief Technology Officer and the Vice President, Distribution and Business Development. The quarterly payments reflect the more immediate impact those positions have on performance quarter over quarter and an attempt to provide more immediate reward for results. Bonus amounts were approved by the Compensation Committee for payment based on achievement of the revenue and Adjusted EBITDA goals. Specified management performance objectives were also set for the Chief Financial Officer, Chief Technology Officer, Vice President, Distribution and Business Development and the Chief Accounting Officer. The Named Executive Officers were eligible to receive larger incentive bonuses if the performance goals were surpassed and smaller or no incentive bonuses if performance goals were not reached. As explained in more detail below, the potential annual bonus was capped for all of the Named Executive Officers.

The Compensation Committee set the revenue and Adjusted EBITDA performance targets at the beginning of 2008 for each quarter, and the targets were not revised during the year. The revenue performance and the Adjusted EBITDA performance targets were given equal 50% weights for all the Named Executive Officers. This change from the 2007 program weights of 35% revenue and 65% Adjusted EBITDA reflected the refocus on achieving both revenue and Adjusted EBITDA goals, and the need in 2008 to manage expenses and provide operating profit under our new business model that was focused on online search. The following table shows the bonus achievement percentage at various levels of performance under the bonus program:

Bonus Achievement Table

Performance Level	Revenue or Adjusted EBITDA Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	75%
	95% - 99%	85% - 97%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	>145%	150%

Performance results are rounded up to the nearest percentage point. Achievements of revenue or Adjusted EBITDA targets are exclusive of one another. If either revenue or Adjusted EBITDA achievement is below the 90% threshold, a bonus may still be earned if the other measure meets or exceeds the 90% threshold. If both revenue and Adjusted EBITDA measures are below the 90% threshold, no bonus is earned. These threshold minimums are high in comparison to typical market practice. By setting such a high target threshold, the Compensation Committee sought to provide a strong incentive to the Named Executive Officers to reach such goals.

Additionally, the Compensation Committee capped the amount of bonus for all the Named Executive Officers. This cap would be reached when 145% or more of the performance target was reached. Potential bonuses are capped at 150% of target to avoid paying excessive incentive bonuses.

The specific revenue and Adjusted EBITDA targets for our 2008 bonus program were as follows (in thousands):

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Total Revenue	$30,780	$33,674	$32,554	$35,094
Total Adjusted EBITDA	$2,499	$3,350	$4,752	$6,831

The targets are set to be challenging and to require significant effort for their achievement. In 2008, revenue and Adjusted EBITDA targets were exceeded in the first three quarters of the year, but the Adjusted EBITDA threshold target was not reached in the fourth quarter of 2008, although the revenue target was achieved at a level of 105%. Therefore, using the formula described in more detail below, for the fourth quarter of 2008, the Named Executive Officers received approximately 53% of their bonus target based on the revenue and Adjusted EBITDA achievement, reduced further for the Chief Technology Officer who met only 95% of his management performance objectives.

The following example shows how the cash bonus earned for a particular quarter would be calculated for an executive officer who had a 50% bonus target, an annualized base salary of $210,000, and 95% and 107% of the revenue and Adjusted EBITDA performance targets were reached, respectively, using percentages from the table above:

Quarter	Performance Achievement vs. Target		Bonus Achievement Percentage		Final Bonus Achievement Percentage “A”	Base Salary/4 “B”	Bonus Target “C”	Calculated Accrued Bonus AxBxC
	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
Q1	95%	107%	85%	107%	96%	$52,500	50%	$25,200

The bonus amounts were accrued each quarter during 2008. As discussed above, they were paid annually to the former Chief Executive Officer, semi-annually to the Chief Financial Officer and Chief Accounting Officer and quarterly to the other Named Executive Officers.

Under the 2008 cash incentive bonus plan, an executive had to achieve at least 50% of his specified management performance objectives in order to receive any bonus, even if he met his revenue and Adjusted EBITDA targets. The Compensation Committee had discretion to pay out partial bonuses if such management performance objectives were at least 50% but not 100% achieved, as was the case with respect to the Chief Technology Officer in the fourth quarter of 2008, as mentioned above. All bonus payments proposed by the Chief Executive Officer to be made to the Named Executive Officers were submitted to the Compensation Committee for final approval. The Compensation Committee could have adjusted the final bonus amount as it deemed appropriate to reflect changes in the industry, the Company, the executive’s job duties or performance, or any other circumstance the Committee determined should impact bonus awards. Except as described above with respect to the Chief Technology Officer, no such adjustment was made for any of the Named Executive Officers.

Cash Incentive Bonus Plan for 2009

As of the date of this Proxy Statement, the Compensation Committee has not adopted a cash incentive program for 2009.

Equity Awards

Stock Options

Stock options have been an important part of our long-term compensation program. The Compensation Committee bases the grant of stock options to our Named Executive Officers on its estimation of each executive’s expected contribution to the long-term growth and profitability of InfoSpace. The Compensation Committee annually reviews whether additional grants should be issued to the Named Executive Officers. Stock option grants are intended to provide additional incentives to the Named Executive Officers to reach our overall objective to maximize stockholder value by encouraging executives to manage from the perspective of owners with an equity stake in InfoSpace. Therefore, our option grants have typically had values around the 75th percentile of the companies in our surveys. We estimate the value of an option at the time of the grant using the Black-Scholes methodology. Options are granted at the then-current market price and are generally subject to two to four-year vesting periods to encourage key employees to remain with InfoSpace. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. However, for the options granted in 2008 to the Named Executive Officers in connection with being appointed as executive officers at the beginning of 2008, the grant date was delayed to a date after the ex-dividend date of the special dividend declared in November 2007 so that the exercise price of such options would reflect the reduction in the stock price due to the special dividend. No make-whole payments (as described below) were made with respect to these grants.

Except as explained below, under our Restated 1996 Flexible Stock Incentive Plan (“1996 Stock Incentive Plan”), any outstanding stock option terminates upon a change of control (as defined in the 1996 Stock Incentive Plan). The options do not terminate, however, if the options are assumed or substituted by the successor corporation or its parent company. Regardless of whether the options are assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested stock options vest immediately prior to a change of control transaction. If the options are not assumed or substituted with options providing substantially equal value and substantially similar provisions as the options, then an additional 25% of unvested options vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for some or full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive.

With respect to our former Chief Executive Officer, as discussed above, a substantial portion of his total compensation was granted in the form of stock options, and the amount of options granted to Mr. Voelker reflected the Compensation Committee’s attempt to tie Mr. Voelker’s potential compensation opportunity to an increase in the value of his stock options and, by doing so, closely aligning his performance with the overall InfoSpace objective of increasing stockholder value over time.

Restricted Stock Units

The Compensation Committee also utilizes restricted stock units (“RSUs”) as part of the Company’s equity-based compensation. As with our stock options, under our 1996 Stock Incentive Plan, any outstanding RSU terminates upon a change of control. The RSUs do not terminate, however, if the RSUs are assumed or substituted by the successor corporation or its parent company. Regardless of whether the RSUs are assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested RSUs vest immediately prior to a change of control transaction. If the RSUs are not assumed or substituted with RSUs providing substantially equal value and substantially similar provisions as the RSUs, then an additional 25% of unvested RSUs vest immediately prior to a change of control transaction. Additionally, as more fully described below, our employment agreements with our Named Executive Officers provided for some or full acceleration of vesting of all equity awards held by the Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive.

Compensation in Connection with the Special Dividend Declared in November 2007

In connection with the special dividend declared by the Company in November 2007, and as part of company-wide compensation program approved by the Board of Directors, each employee, including the Named Executive Officers (other than Mr. Voelker), who at the time of the declaration of the special dividend were not executive officers, received a cash payment in February 2008 in an amount equal to the reduction in value of vested in-the-money stock options and unvested RSUs held by such Named Executive Officer, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date) (the “make-whole payments”), plus a tax “gross-up” on such payments. Since the underlying equity plan documents did not contemplate that a dividend would be paid with respect to the applicable outstanding stock options or RSUs, the make-whole payments were intended to compensate the Company’s employees for the potential decrease in the value of their equity awards attributable to the dividend.

In connection with the special dividend declared by the Company in November 2007, and pursuant to Mr. Voelker’s employment agreement, Mr. Voelker received a make-whole payment in an amount equal to the reduction in value of his RSUs and in-the-money stock options as calculated under his employment agreement, based on the share price of InfoSpace’s common stock before and after such dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date), plus a tax “gross-up” on such payment. Although Mr. Voelker received such payment in February 2008, it was deemed to be earned in 2007 for purposes of reporting Mr. Voelker’s 2007 compensation in last year’s and this year’s Proxy Statement.

The tax “gross-ups” were intended to compensate the employees, including the Named Executive Officers, for potential taxes on the make-whole payments. By providing for a tax gross-up on the make-whole payments, the Board of Directors intended to provide employees with the value they would have received had the equity plan document contemplated maintaining the value of the equity awards in the event of a dividend to stockholders. Such provisions in a plan typically provide each plan participant with an equivalent value grant at the time such a dividend is distributed to stockholders without the participant incurring any immediate tax liability.

Non-Competition Agreements

Our Named Executive Officers have signed non-disclosure, invention assignment and non-competition agreements which limit their ability to compete with us for a year after their employment ends.

Severance Arrangements

The Compensation Committee considers severance arrangements with our executive officers as necessary and appropriate to attract and retain such officers. Based on review of published compensation figures, the Compensation Committee believes that the severance arrangements for our Named Executive Officers contained in their employment agreements are in line with severance practices in the market, including with a change of control.

For all of our Named Executive Officers, other than our former Chief Executive Officer and our current Chief Executive Officer, if the executive is terminated by InfoSpace without cause (as defined in the relevant employment agreement) or by the executive for good reason (as defined in the relevant employment agreement), including in connection with a change of control (as defined in the relevant employment agreement), the executive is entitled to severance benefits of a one-time “lump-sum” payment of 100% of his annual salary rate and 100% of his annual targeted bonus, acceleration of vesting of 50% of the executive’s unvested stock options and RSUs, and Company-paid COBRA insurance benefits for up to 12 months from the termination date. The executive officer has 12 months to exercise his vested stock options.

For all of our Named Executive Officers, other than our former Chief Executive Officer and current Chief Executive Officer, in the event of an executive officer’s death during the term of the employment agreement, such executive officer’s estate is entitled to severance benefits of 100% of his then-current annual salary for three months, the right to exercise the executive officer’s then-vested options from one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

The employment agreements with the Named Executive Officers, other than our former Chief Executive Officer and with our current Chief Executive Officer, further provide that in the event that the severance benefits are payable in connection with a change of control and (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the severance benefits otherwise payable in connection with a change of control shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and the executive otherwise agree in writing, any determination shall be made in writing by our independent public accountants, whose determination shall be conclusive and binding upon the executive and the Company for all purposes. The Company shall bear all costs the accountants may reasonably incur in connection with any such calculations.

Change of control is defined in the employment agreements with our Named Executive Officers, including the employment agreements with our former Chief Executive Officer and our current Chief Executive Officer, as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more (in the case of our former Chief Executive Officer and our current Chief Executive Officer, more than 50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors occurring within a two-year period (one-year period in the case of our former Chief Executive Officer and current Chief Executive Officer), as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either (A) is a director of the Company as of the effective date of the employment agreement, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) are also considered Incumbent Directors.

Severance Arrangements with James Voelker

The agreement between the Company and Mr. Voelker was amended and restated in November 2008 (the “Voelker Agreement”). The Voelker Agreement provides for an initial employment term ending on December 31, 2010, as extended upon the mutual consent of the Company and Mr. Voelker, and specifies that Mr. Voelker shall serve as the Company’s President and Chief Executive Officer until the earlier to occur of (i) the appointment of a new Chief Executive Officer, or (ii) December 31, 2009 (the earlier such date the “Transition Date”). Immediately after the Transition Date, Mr. Voelker was to cease his service as the Company’s President and Chief Executive Officer, and thereafter remain as the employee Chairman of the Company’s Board of Directors. On February 2, 2009, Mr. William J. Lansing was appointed Chief Executive Officer and Mr. Voelker ceased being the President and Chief Executive Officer of the Company. Mr. Voelker currently serves as Chairman of the Company’s Board of Directors and remains an employee of the Company.

Pursuant to the terms of the Voelker Agreement, until the Transition Date, Mr. Voelker’s annual base salary was $400,000 (“Base Salary”), and he was eligible to receive a performance bonus of not less than one hundred percent (100%) of his Base Salary, based on performance objectives to be mutually determined by Mr. Voelker and the Compensation Committee of the Company’s Board of Directors. After the Transition Date, Mr. Voelker’s annual base salary was reduced to $150,000 pursuant to the Voelker Agreement and he is no longer eligible to receive any incentive bonus. Additionally, in connection with entering into the Voelker Agreement and the extension of his employment with the Company as provided therein, the Company’s Board of Directors agreed to grant to Mr. Voelker a retention award of 200,000 RSUs pursuant to the terms of the 1996 Stock Incentive Plan, of which 100,000 RSUs vest on December 31, 2009, 50,000 RSUs vest on June 30, 2010, and 50,000 RSUs vest on December 31, 2010 (the “Retention RSUs”).

Under the terms of the Voelker Agreement, Mr. Voelker’s employment with the Company may be terminated by the Company with or without cause (as defined in the Voelker Agreement).

In the event that, on or prior to December 31, 2008, the Company terminated Mr. Voelker’s employment with the Company for cause, or if Mr. Voelker voluntarily terminated his employment, Mr. Voelker was eligible to receive (i) his salary through the date of termination, (ii) the balance of any incentive awards earned and due but not yet paid, (iii) his accrued but unused vacation time through his termination date, (iv) other payments, if any, in accordance with applicable plans, programs, and other arrangements of the Company, and (v) continued entitlements with respect to expense reimbursements for expenses incurred prior to the termination date (collectively, the “General Benefits”).

In the event that Mr. Voelker is terminated by the Company without cause during the employment term, and such termination is not in connection with a change of control (as defined in the Voelker Agreement and set forth above), Mr. Voelker shall be eligible to receive certain payments and benefits (collectively, the “Separation Benefits”), including (i) a lump sum cash payment equal to three (3) times the sum of his Base Salary and 100% of the higher of his actual 2008 bonus or his 2008 target bonus, (ii) a pro rated portion of his bonus for the year of termination (based on the higher of his actual bonus earned for the prior year or his target bonus for the year of termination), (iii) guaranteed continuation of comparable health coverage for him and his family for a period of thirty six (36) months, (iv) immediate vesting of Mr. Voelker’s then-unvested and outstanding RSUs and stock options and any other award to acquire shares of the Company’s common stock (collectively, the “Equity Awards”), and (v) the General Benefits.

Pursuant to the terms of the Voelker Agreement, in the event that, after December 31, 2008 and on or prior to December 31, 2010, Mr. Voelker terminates employment with the Company for any reason (other than for cause or unless such termination occurs in connection with a change of control), then Mr. Voelker shall be eligible to receive the Separation Benefits, other than the acceleration of vesting of Mr. Voelker’s then-unvested Retention RSUs, including the General Benefits. The Compensation Committee provided for this severance to incentivize Mr. Voelker to remain with the Company while the Company sought a new Chief Executive Officer and a transition period thereafter. Under Mr. Voelker’s prior employment agreement, Mr. Voelker could have resigned after December 28, 2008 and received the Separation Benefits.

If, during the employment term, Mr. Voelker’s employment is terminated by the Company (A) other than for cause within ninety (90) days prior to a change of control, (B) is terminated other than for cause by the Company (or its successor corporation) in connection with a change of control, (C) is terminated other than for cause by the Company (or its successor corporation) within eighteen (18) months following a change of control, or (D) if Mr. Voelker resigns for good reason (as defined in the Voelker Agreement) within eighteen (18) months following a change of control but within ninety (90) days following his learning of the occurrence of a good reason event and following the end of a specified cure period, then, subject to certain conditions, Mr. Voelker shall be entitled to certain payments and benefits including (i) a lump sum cash payment equal to three (3) times his Base Salary, (ii) a lump sum cash payment equal to three (3) times his annual bonus (based on the higher of his actual bonus earned for the prior year and his target bonus for the year of termination; (iii) a lump sum cash payment in an amount equal to the pro rata portion of his bonus for the year of termination (based on the higher of his actual bonus earned for the prior year or his target bonus for the year of termination), (iii) guaranteed continuation of comparable health coverage for him and his family for a period of thirty six (36) months, (iv) immediate vesting of Mr. Voelker’s Equity Awards, and (v) the General Benefits. Additionally, the Voelker Agreement provides that, in the event that Mr. Voelker incurs any excise tax pursuant to Section 4999 of the Internal Revenue Code (“Excise Tax”) with respect to any payment made or benefit granted pursuant to the terms of the Voelker Agreement, the Company shall make a payment to Mr. Voelker (a “Tax Reimbursement Payment”) which, after the imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax incurred.

Further, pursuant to the terms of the Voelker Agreement, in the event that Mr. Voelker terminates his employment with the Company while an at-will employee following the expiration of the employment term, subject to certain conditions, he will be eligible to receive (1) severance payments equal to six (6) months of his Base Salary, (2) reimbursement from the Company for continuing health insurance coverage for up to twelve (12) months, and (3) the General Benefits. In addition, in such event, Mr. Voelker’s then-unvested and outstanding Equity Awards will vest in their entirety.

In the event of Mr. Voelker’s death during the term of the Voelker Agreement, 100% of his then-unvested Equity Awards shall vest and Mr. Voelker’s estate is entitled to severance benefits of 100% of his Base Salary for 90 days, the right to exercise the his then-vested options for two years following Mr. Voelker’s death, and Company-paid COBRA health insurance benefits for 90 days. Mr. Voelker’s estate would also be entitled to receive the General Benefits.

Severance Arrangements with William J. Lansing

On February 2, 2009, the Board of Directors of InfoSpace elected William J. Lansing as the Company’s Chief Executive Officer and President and appointed Mr. Lansing to serve on the Board. In connection with Mr. Lansing’s election as the Company’s Chief Executive Officer and President, the Company entered into an employment agreement with Mr. Lansing, effective February 2, 2009 (the “Lansing Employment Agreement”).

Pursuant to the Lansing Employment Agreement, Mr. Lansing’s annual base salary is $410,000 and he is eligible for an annual performance bonus to be set at not less than one hundred percent (100%) of his then-current base salary. He also received a one-time lump-sum signing bonus equal to $175,000. In addition, Mr. Lansing received a stock option grant to purchase 1,400,000 shares of the Company’s common stock (the “Option”) and a grant of 200,000 RSUs covering the Company’s common stock (the “RSU Grant”).

The Lansing Employment Agreement will have an initial four (4) year term beginning on February 2, 2009, and will be automatically renewable for an additional two (2) year term on February 2, 2013, and thereafter, for additional one (1) year terms, unless, in any case, Mr. Lansing or the Company provides timely written notice of non-renewal. If the Company fails to renew the Lansing Employment Agreement, Mr. Lansing will be eligible to receive the following benefits: six (6) months continued payment of his annual salary; payments in equal installments over six (6) months of an amount equal to 50% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than six (6) months following his termination; and the acceleration of vesting of 100% of his equity awards.

If Mr. Lansing’s employment is terminated by InfoSpace without cause (as defined in the Lansing Employment Agreement) or by Mr. Lansing for good reason (as defined in the Lansing Employment Agreement), and such termination occurs prior to February 2, 2010, Mr. Lansing will be eligible to receive the following severance benefits: twelve (12) months continued payment of his annual salary; payment in equal installments over twelve (12) months of an amount equal to 100% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than twelve (12) months following his termination; and the acceleration of vesting of 50% of his unvested equity awards.

If Mr. Lansing’s employment is terminated by InfoSpace without cause or by Mr. Lansing for good reason, and such termination occurs on or after February 2, 2010 or is in connection with a change of control (as defined in the Lansing Employment Agreement), Mr. Lansing will be eligible to receive the following severance benefits: twenty-four (24) months continued payment of his annual salary; payment in equal installments over twenty-four (24) months in an amount equal to 200% of his target bonus; Company reimbursement for the cost of Mr. Lansing’s COBRA premiums for no more than twenty-four (24) months following his termination; and acceleration of vesting of 100% of his equity awards. Additionally, if the termination is in connection with a change of control, Mr. Lansing will be eligible to receive a pro-rated bonus equal to 100% of his target bonus, payable in equal installments over the twelve (12) month period following the date of termination. Mr. Lansing is also entitled, in the event that Mr. Lansing incurs any excise tax pursuant to Section 4999 of the Internal Revenue Code (“Excise Tax”) with respect to any payment made or benefit granted pursuant to the terms of the Lansing Employment Agreement, to cash payments sufficient to pay such Excise Tax, as well as the federal and state income and employment taxes thereon.

As further provided in the Lansing Employment Agreement, in the event the acquiring or successor entity in a change of control does not agree to assume or substitute for stock options, RSUs or other equity awards, all such awards will become vested and immediately exercisable immediately prior to the effective date of the change of control.

In the event of Mr. Lansing’s death during the term of the Lansing Employment Agreement, 100% of his then-unvested equity awards shall vest and Mr. Lansing’s estate is entitled to severance benefits of 100% of his then-current annual salary for 90 days, the right to exercise the executive officer’s then-vested options for the first to occur of 12 months following Mr. Lansing’s death, the option’s original expiration date or seven years from the date of grant, and Company-paid COBRA health insurance benefits for 90 days.

Mr. Lansing (or his estate) is also eligible to receive the General Benefits (as defined above with respect to Mr. Voelker) in connection with any termination of his employment.

Tax Accounting Considerations

In determining which elements of compensation are to be paid, and how they are weighted, InfoSpace also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), InfoSpace generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Compensation Committee currently intends to continue seeking a tax deduction for all of InfoSpace’s executive compensation, to the extent we determine it is in the best interests of InfoSpace. The Company paid in excess of $1 million to Mr. Voelker in connection with his retention bonus paid in July 2008.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2008 by our former Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Accounting Officer and our Vice President, Distribution and Business Development (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)	Option Awards(2)		Non-Equity Incentive Plan Compensation			All Other Compensation			Total
James F. Voelker(3)	2008		$403,077	$3,600,000	(4)	$146,835		$—		$466,500	(5)		$6,900	(6)		$4,623,312
Former Chief Executive Officer (Principal Executive Officer)	2007 2006	$ $	401,538 400,000	— —		$3,889,777 —	$ $	2,662,111 4,703,617	$ $	106,200 265,500	(7) (9)	$ $	33,782,828 6,600	(8) (6)	$ $	40,842,454 5,375,717
David B. Binder(10)	2008		$210,846	—		$848,073		$292,066		$122,456	(5)		$252,523	(11)		$1,725,965
Chief Financial Officer (Principal Financial Officer)
Sunil Thomas(10)	2008		$211,216	—		$862,389		$262,002		$121,767	(5)		$312,031	(12)		$1,769,405
Chief Technology Officer
Eric M. Emans(10)	2008		$170,643	—		$563,657		$162,513		$59,479	(5)		$107,346	(13)		$1,063,638
Chief Accounting Officer
Michael J. Glover(14)	2008		$177,562	—		$451,560		$113,798		$71,900	(15)		$107,892	(16)		$922,711
Vice President, Distribution and Business Development

(1)	Consists of restricted stock units (“RSUs”) granted under the InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Stock Incentive Plan”), with each RSU representing the right to receive one share of our Common Stock upon vesting. The dollar amount is the amount recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Stock Awards are discussed in Note 6: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Consists of options primarily granted under the 1996 Stock Incentive Plan to purchase shares of our common stock. The dollar amount is the amount recognized for financial statement reporting purposes with respect to the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Options Awards are discussed in Note 6: Stock-based Compensation Expense to the Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	Pursuant to Mr. Voelker’s current employment agreement, Mr. Voelker ceased being Chief Executive Officer upon the appointment of our new Chief Executive Officer on February 2, 2009. Pursuant to Mr. Voelker’s employment agreement, Mr. Voelker remains as employee Chairman.
(4)	Consists of a retention bonus earned in July 2008 under Mr. Voelker’s then-current employment agreement.
(5)	Consists of non-equity incentive compensation earned under the 2008 Executive Bonus Plan.
(6)	Consists of InfoSpace’s contributions under its 401(k) Plan.
(7)	Consists of non-equity incentive compensation earned under the 2007 1H InfoSpace Executive Financial Performance Incentive Plan.
(8)	Consists of $21,607,424 in payments in connection with the two special dividends declared by InfoSpace in 2007, a tax gross-up payment of $12,131,695 related to these payments, $6,750 of InfoSpace’s contributions under its 401(k) Plan and $36,959 of attorneys fees allocated to Mr. Voelker in connection with the preparation of his amended and restated employment agreement.
(9)	Consists of non-equity incentive compensation earned under the 2006 incentive bonus program for Mr. Voelker.
(10)	Messrs. Binder, Thomas and Emans were appointed executive officers of InfoSpace on January 1, 2008. Prior to January 1, 2008, each was employed by InfoSpace in a non-executive role.
(11)	Consists of a $147,132 payment in connection with the special dividend declared by InfoSpace in November 2007 but paid in 2008 (“make-whole payment”), a tax gross-up payment of $98,491 related to the make-whole payment, and $6,900 of InfoSpace’s contributions under its 401(k) Plan.
(12)	Consists of a $185,167 make-whole payment, a tax gross-up payment of $119,964 related to the make-whole payment, and $6,900 of InfoSpace’s contributions under its 401(k) Plan.
(13)	Consists of a $60,066 make-whole payment, a tax gross-up payment of $41,140 related to the make-whole payment, and $6,140 of InfoSpace’s contributions under its 401(k) Plan.
(14)	Mr. Glover was appointed an executive officer of InfoSpace on October 7, 2008. Prior to October 7, 2008, he was employed by InfoSpace in a non-executive role.
(15)	Consist of non-equity incentive compensation of $58,775 earned under the Company’s VP and Director Bonus Plan before Mr. Glover’s appointment as an executive officer, and $13,125 of non-equity incentive compensation earned under the 2008 Executive Bonus Plan after his appointment as an executive officer.
(16)	Consists of a $64,034 make-whole payment and a tax gross-up payment of $43,858 related to the make-whole payment.

Grants of Plan Based Awards

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by InfoSpace to the Named Executive Officers in 2008.

Grants of Plan-Based Awards in 2008

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold		Target		Maximum
James F. Voelker	11/4/2008	—		—		—		200,000	(6)	—		—	$1,748,000
	—	$150,000		$400,000		$600,000		—		—		—	—
David B. Binder	1/2/2008	—		—		—		50,000	(7)	—		—	$483,500
	1/18/2008	—		—		—		15,381	(8)	—		—	$138,275
	1/18/2008	—		—		—		9,923	(9)	—		—	$89,208
	1/18/2008	—		—		—		3,323	(10)	—		—	$29,874
	1/18/2008	—		—		—		1,087	(11)	—		—	$9,772
	1/18/2008	—		—		—		645	(12)	—		—	$5,799
	2/29/2008	—		—		—		—		150,000	(13)	$10.19	$507,528
	—	$39,375		$105,000		$157,500		—		—		—	—
Sunil Thomas	1/2/2008	—		—		—		50,000	(7)	—		—	$483,500
	1/18/2008	—		—		—		17,862	(8)	—		—	$160,579
	1/18/2008	—		—		—		9,923	(9)	—		—	$89,208
	1/18/2008	—		—		—		3,323	(10)	—		—	$29,874
	1/18/2008	—		—		—		645	(12)	—		—	$5,799
	2/29/2008	—		—		—		—		150,000	(13)	$10.19	$507,528
	—	$39,375		$105,000		$157,500		—		—		—	—
Eric M. Emans	1/2/2008	—		—		—		35,000	(7)	—		—	$338,450
	1/18/2008	—		—		—		11,908	(8)	—		—	$107,053
	1/18/2008	—		—		—		4,962	(9)	—		—	$44,608
	1/18/2008	—		—		—		1,662	(10)	—		—	$14,941
	1/18/2008	—		—		—		3,019	(14)	—		—	$27,141
	2/29/2008	—		—		—		—		75,000	(13)	$10.19	$253,764
	—	$19,125		$51,000		$76,500		—		—		—	—
Michael J. Glover	1/18/2008	—		—		—		11,908	(8)	—		—	$107,053
	1/18/2008	—		—		—		3,722	(9)	—		—	$33,461
	1/18/2008	—		—		—		1,246	(10)	—		—	$11,202
	1/18/2008	—		—		—		543	(15)	—		—	$4,882
	1/18/2008	—		—		—		226	(12)	—		—	$2,032
	4/1/2008	—		—		—		20,000	(16)	—		—	$244,000
	4/1/2008	—		—		—		—		40,000	(17)	$12.20	$164,655
	10/7/2008	—		—		—		30,000	(18)	—		—	$278,700
	10/7/2008	—		—		—		—		110,000	(19)	$9.29	$274,021
	—	$9,375	(20)	$25,000	(20)	$37,500	(20)	—		—		—	—

(1)	These columns show the potential value of the payout for each Named Executive Officer under the 2008 Executive Bonus Plan if the threshold, target or maximum performance measure goals are satisfied. The two performance measures and salary multiples used in determining the actual payout are described in the Compensation Discussion and Analysis starting on page 25. The possible payouts were performance-driven and therefore were completely at risk. As described in the Compensation Discussion and Analysis, the targets are set to be challenging and to require significant effort for their achievement. In 2008, revenue and Adjusted EBITDA targets were exceeded in the first three quarters of the year, but the Adjusted EBITDA threshold target was not reached in the fourth quarter of 2008, although the revenue target was achieved at a level of 105%. For the fourth quarter of 2008, the Named Executive Officers received approximately 53% of their bonus target based on the revenue and Adjusted EBITDA targets, reduced further for the Chief Technology Officer who met only 95% of his management performance objectives.

(2)	Consists of RSUs granted under our 1996 Stock Incentive Plan with each RSU representing the right to receive one share of our common stock upon vesting.
(3)	Consists of options under our 1996 Stock Incentive Plan to purchase shares of our common stock.
(4)	Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of InfoSpace common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.
(5)	The dollar amount is the grant date fair value of the equity award computed in accordance with FAS 123R. Assumptions used in the valuation of Stock and Option Awards are discussed in Note 6: Stock-based Compensation Expense of the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.
(6)	The RSUs were granted to Mr. Voelker pursuant to his Amended and Restated Employment Agreement dated November 4, 2008. The RSUs are scheduled to vest fifty percent (50%) on December 31, 2009, and an additional twenty five percent (25%) on each of June 30, 2010 and December 31, 2010.
(7)

Consists of RSUs granted pursuant to the Named Executive Officer’s Employment Agreement. The RSUs vest over three years; 33 1/3% vested on January 2, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on January 2, 2011.

(8)

The RSUs were granted as part of the make-whole program and were based on the unvested portion of the RSUs granted July 31, 2007. The RSUs vest over three years, 33 1/3% vested on July 10, 2008 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on July 10, 2010.

(9)	Consists of RSUs granted as part of the make-whole program and were based on the unvested portion of an RSU granted on December 20, 2006. 100% of the RSUs vested on December 20, 2008.
(10)	The RSUs were granted as part of the make-whole program and were based on the unvested portion of the RSUs granted June 22, 2007. The RSUs granted on June 22, 2007 were part of the first make-whole program and were based on the unvested portion of RSUs granted on December 20, 2006. 100% of the RSUs vested on December 20, 2008.
(11)	The RSUs were granted to Mr. Binder as part of the make-whole program and were based on the unvested portion of the RSUs granted June 22, 2007. The RSUs granted on June 22, 2007 were part of the first make-whole program and were based on the unvested portion of an option granted prior to 2006. 100% of the RSUs vested on June 7, 2008.
(12)	The RSUs were granted as part of the make-whole program and were based on the unvested portion of the RSUs granted June 22, 2007. The RSUs granted on June 22, 2007 were part of the first make-whole program and were based on the unvested portion of options granted prior to 2006. 100% of the RSUs vested on April 1, 2008.
(13)

Consists of options granted pursuant to the Named Executive Officer’s Employment Agreement. The options vest over three years; 33 1/3% vested on January 2, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on January 2, 2011.

(14)	The RSUs were granted to Mr. Emans as part of the make-whole program and were based on the unvested portion of an option granted September 11, 2006. The RSUs vest ratably every six months over three years such that it is fully vested on September 11, 2010.
(15)	The RSUs were granted to Mr. Glover as part of the make-whole program and were based on the unvested portion of the RSUs granted June 22, 2007. The RSUs granted on June 22, 2007 were part of the first make-whole program and were based on the unvested portion of an option granted June 7, 2006. 100% of the RSUs vested on June 7, 2008.
(16)

Consists of RSUs granted to Mr. Glover in connection with his promotion to Vice President, Business Development in April 2008. The RSUs vest over three years; 33 1/3% vests on April 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2011.

(17)

Consists of options granted to Mr. Glover in connection with his promotion to Vice President, Business Development in April 2008. The RSUs vest over three years; 33 1/3% vests on April 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2011.

(18)

Consists of RSUs granted pursuant to Mr. Glover’s Employment Agreement. The RSUs vest over three years; 33 1/3% vests on October 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on October 1, 2011.

(19)

Consists of options granted pursuant to Mr. Glover’s Employment Agreement. The options vest over three years; 33 1/3% vests on October 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on October 1, 2011.

(20)	Represents the potential payouts for only the fourth quarter of 2008, which is the quarter Mr. Glover became eligible to participate in the 2008 Executive Bonus Plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options for each of the Named Executive Officers outstanding as of the end of 2008. The vesting schedule for the option and RSUs awards for each of the Named Executive Officers are set forth in the footnotes following the table.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards(1)						Stock Awards(2)
	Number of Securities Underlying Unexercised Options				Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
James F. Voelker	5,500		—		$6.70	07/19/2012	200,000	(3)	$1,510,000
	600,000		—		$9.20	12/21/2012	—		—
	600,000		—		$14.88	06/10/2010	—		—
	350,000		—		$24.30	12/23/2010	—		—
	450,000		—		$24.29	01/03/2013	—		—
David B. Binder	—		150,000	(4)	$10.19	2/28/2015	50,000	(4)	$377,500
	20,000		—		$21.98	6/7/2013	10,333	(5)	$78,014
	20,000		—		$24.14	7/29/2012	10,254	(5)	$77,418
	30,000		—		$24.47	5/19/2013	—		—
	20,000	(6)	—		$41.83	4/1/2011	—		—
	10,000		—		$55.09	4/1/2011	—		—
Sunil Thomas	—		150,000	(4)	$10.19	2/28/2015	50,000	(4)	$377,500
	500		—		$14.29	8/15/2010	12,000	(5)	$90,600
	30,000		—		$24.47	5/19/2013	11,908	(5)	$89,905
	3,000	(7)	—		$36.56	2/6/2011	—		—
	9,000		—		$39.19	4/1/2011	—		—
	9,000		—		$41.83	4/4/2012	—		—
Eric M. Emans	—		75,000	(4)	$10.19	2/28/2015	35,000	(4)	$264,250
	9,000		9,000	(8)	$21.86	9/11/2013	8,000	(5)	$60,400
	—		—		—	—	7,939	(5)	$59,939
	—		—		—	—	2,028	(8)	$15,311
	—		—		—	—	2,011	(8)	$15,183
Michael J. Glover	300		—		$5.10	8/20/2012	30,000	(9)	$226,500
	—		110,000	(9)	$9.29	10/7/2015	20,000	(10)	$151,000
	—		40,000	(10)	$12.20	4/1/2015	8,000	(5)	$60,400
	4,000		—		$14.29	8/15/2010	7,939	(5)	$59,939
	10,000		—		$21.98	6/7/2013	—		—
	10,500	(7)	—		$24.47	5/19/2013	—		—
	4,000		—		$39.19	4/1/2011	—		—
	7,500		—		$41.83	4/1/2011	—		—

(1)	Consists of options to purchase shares of our common stock. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. All grants were made under the 1996 Stock Incentive Plan except as noted below.
(2)	Consists of RSUs granted under the 1996 Stock Incentive Plan, with each RSU representing the right to receive one share of our common stock upon vesting. The market value is based on the closing price of our common stock on December 31, 2008.
(3)	50% vests on December 31, 2009, and an additional 25% on each of June 30, 2010 and December 31, 2010.
(4)	33 1/3% vested on January 2, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on January 2, 2011.
(5)	The unvested portion of the award vested 25% on January 10, 2009 and an additional 25% vests on each of July 10, 2009, January 10, 2010 and July 10, 2010.
(6)	Consists of options granted under the 2001 Nonstatutory Stock Option Plan.
(7)	Consists of options granted under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan.
(8)	The unvested portion of the award vested 25% on March 11, 2009 and an additional 25% vests on each of September 11, 2009, March 11, 2010 and September 11, 2010.

(9)	33 1/3% is scheduled to vest on October 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on October 1, 2011.
(10)	33 1/3% is scheduled to vest on April 1, 2009 and the remainder vests ratably every six months thereafter over the next two years such that it is fully vested on April 1, 2011.

Option Exercises and Stock Vested in 2008

The following table sets forth certain information regarding stock options exercised by the Named Executive Officer in 2008 and RSUs held by the Named Executive Officers that vested during 2008, including the aggregate value realized on such exercises or vesting before the payment of any fees, commissions or taxes.

Option Exercises and Stock Vested Table

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
James F. Voelker	—	—	—	$—
David B. Binder	—	—	40,365	$326,555
Sunil Thomas	—	—	39,843	$320,852
Eric M. Emans	—	—	23,289	$191,648
Michael J. Glover	—	—	19,485	$159,454

(1)	No options were exercised by the Named Executive Officers during 2008.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of an RSU by the closing price of the Company’s common stock per share on the date of vesting.

Potential Payments Upon Termination of Employment

Our employment agreements with each of our Named Executive Officers provide for certain payments to the Named Executive Officer in connection with such executive officer’s termination of employment with the Company. The amount and types of payments depend on the reason for the termination of employment: (1) termination by the Company without cause (as defined in the relevant employment agreement) or voluntarily by the Named Executive Officer for good reason (as defined in the relevant employment agreement), including in connection with a change of control (as defined in the relevant employment agreement); and (2) termination due to death or disability. Mr. Voelker’s employment agreement also provides for certain payments if he voluntarily terminates his employment while an at-will employee, which would occur if his current employment agreement is not extended after December 31, 2010 but he remains an employee of the Company. A fuller description of the severance provisions under the employment agreements with each Named Executive Officer is found under the headings “Severance Arrangements” in the Compensation and Discussion Analysis section of this Proxy Statement, above.

In order to receive such payments and benefits, the Named Executive Officers are required to sign and not revoke a release and must comply with their non-disclosure, invention release and non-competition agreements which limit their ability to compete with us for a year after their employment ends.

Under our 1996 Stock Incentive Plan, any outstanding stock option and RSUs terminate immediately prior to a change of control (as defined in the 1996 Stock Incentive Plan). The options do not terminate, however, if the options are assumed or substituted by the successor corporation or its parent company. Regardless of whether the options are assumed or substituted by the successor corporation or its parent company, to the extent permitted by law, 25% of unvested stock options vest immediately prior to a change of control transaction. If the options and RSUs are not assumed or substituted with options and RSUs providing substantially equal value and substantially similar provisions as the options and RSUs, then an additional 25% of unvested options and RSUs vest immediately prior to a change of control transaction. Additionally, our employment agreements with our Named Executive Officers provide for some or full acceleration of vesting of all equity awards held by the

Named Executive Officer upon a change of control, termination of employment of the executive officer by us or our successor if such termination was not for cause or was by the executive for good reason, as well as in some cases upon termination due to disability or upon the death of the executive.

The following table sets forth the estimated payments of severance and/or benefits that would be provided to each of the Named Executive Officers in the event of such executive officer’s termination of employment on December 31, 2008 by the Company without cause or by the Named Executive Officer for good reason, as well as in connection with a change in control.

Name	Annual Salary Rate Multiple		Annual Bonus Rate Multiple		Pro-Rated Bonus		Stock Options	Stock Awards(1)		Health Benefits(2)	Total
James F. Voelker	$1,200,000	(3)	$1,200,000	(4)	$466,500	(5)	$—	$1,510,000	(6)	$47,963	$4,424,463
David B. Binder	$210,000	(7)	$105,000	(8)	$—		$—	$333,083	(9)	$8,858	$656,941
Sunil Thomas	$210,000	(7)	$105,000	(8)	$—		$—	$348,757	(10)	$15,988	$679,745
Eric M. Emans	$170,000	(7)	$51,000	(8)	$—		$—	$259,433	(11)	$15,988	$496,421
Michael J. Glover	$200,000	(7)	$100,000	(8)	$—		$—	$358,799	(12)	$13,030	$671,829

(1)	The market value of the RSU awards is based on the closing price of our common stock on December 31, 2008, which was $7.55 per share.
(2)	Consists of Company-paid COBRA insurance benefits.
(3)	Three times Mr. Voelker’s annual base salary in 2008. Payable in a single lump sum.
(4)	This represents three times Mr. Voelker’s bonus target for 2008, which is payable in connection with a change in control. In the event of termination without cause or for good reason, the amount would be three times the actual bonus earned by Mr. Voelker in 2008 for an annual bonus rate multiple of $1,399,500 and a total benefit of $4,623,963. In both instances, payable in a single lump sum.
(5)	Mr. Voelker would have earned his entire Bonus for 2008, which would have been paid in early 2009.
(6)	100% of Mr. Voelker’s unvested RSUs would vest.
(7)	Consists of 100% of the executive officer’s annual salary rate, payable in a single lump sum.
(8)	Consists of 100% of the executive officers annual bonus rate then in effect, payable in a single lump sum.
(9)	For these RSUs, we have assumed that the change-in-control provision of our stock incentive plans caused one-quarter of the unvested RSUs to vest, and the termination-of-employment provision in the employment contract caused one-half of the remaining unvested RSUs to vest. In the event of termination without cause or for good reason, the termination of employment provision in the employment contract would cause only one-half of the unvested RSUs to vest for a stock award benefit of $266,470 and a total benefit of $590,328.
(10)	For these RSUs, we have assumed that the change-in-control provision of our stock incentive plans caused one-quarter of the unvested RSUs to vest, and the termination-of-employment provision in the employment contract caused one-half of the remaining unvested RSUs to vest. In the event of termination without cause or for good reason, the termination-of-employment provision in the employment contract would cause only one-half of the unvested RSUs to vest for a stock award benefit of $279,003 and a total benefit of $609,991.
(11)	For these RSUs, we have assumed that the change-in-control provision of our stock incentive plans caused one-quarter of the unvested RSUs to vest, and the termination-of-employment provision in the employment contract caused one-half of the remaining unvested RSUs to vest. In the event of termination without cause or for good reason, the termination-of-employment provision in the employment contract would cause only one-half of the unvested RSUs to vest for a stock award benefit of $207,550 and a total benefit of $444,538.
(12)	For these RSUs, we have assumed that the change-in-control provision of our stock incentive plans caused one-quarter of the unvested RSUs to vest, and the termination-of-employment provision in the employment contract caused one-half of the remaining unvested RSUs to vest. In the event of termination without cause or for good reason, the termination-of-employment provision in the employment contract would cause only one-half of the unvested RSUs to vest for a stock award benefit of $287,041 and a total benefit of $600,071.

Termination due to Death or Disability

In the event of the Named Executive Officer’s death while employed under his Employment Agreement, other than Mr. Voelker, such executive officer’s estate is entitled to severance benefits of 100% of his then-current annual salary rate for three months, the right to exercise the executive officer’s then-vested options for one year following the executive officer’s death, and Company-paid COBRA health insurance benefits for 90 days.

In the event of Mr. Voelker’s death while employed under his employment agreement, 100% of his then-unvested equity awards vest, his estate is entitled to severance benefits of 100% of his then-current annual salary rate for 90 days, the right to exercise his then-vested options for two years following his death, and Company-paid COBRA health insurance benefits for 90 days.

In the event of the Named Executive Officer’s termination of employment with the Company due to Disability (as defined in the employment agreement), such executive officer is entitled to continuing payments of his base salary until the earlier of eligibility for long-term disability payments under the Company’s group disability policy or 180 days following termination. In addition, 100% of Mr. Voelker’s then-unvested equity awards vest.

The following table sets forth the payments of severance and/or benefits that would be provided to each of the Named Executive Officers or his estate in the event of such executive officer’s termination of employment on December 31, 2008 due to death or Disability.

Name	Annual Salary Rate(1)	Other Cash	Health Benefits(2)	Stock Options	Stock Awards	Total
James F. Voelker
Death	$100,000	$—	$3,997	$—	$1,510,000	$1,613,997
Disability	$200,000	—	—	—	$1,510,000	$1,710,000
David B. Binder
Death	$52,500	—	$2,215	—	—	$54,715
Disability	$105,000	—	—	—	—	$105,000
Sunil Thomas
Death	$52,500	—	$3,997	—	—	$56,497
Disability	$105,000	—	—	—	—	$105,000
Eric M. Emans
Death	$42,500	—	$3,997	—	—	$46,497
Disability	$85,000	—	—	—	—	$85,000
Michael J. Glover
Death	$50,000	—	$3,258	—	—	$53,258
Disability	$100,000	—	—	—	—	$100,000

(1)	With respect to disability payments, the amount shown assumes payment of disability pay for 180 days.
(2)	Consists of Company-paid COBRA insurance benefits.

DIRECTOR COMPENSATION FOR 2008

The following table sets forth information concerning the compensation of each nonemployee member of our Board of Directors for 2008.

Director Compensation for Year 2008 Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)		Total
John E. Cunningham, IV	$28,500	$—	$43,507	$97,272	(4)	$169,279
Nicholas F. Graziano(5)	$23,250	$10,569	$51,439	—		$85,258
Jules Haimovitz	$29,250	—	$43,507	—		$72,757
Richard D. Hearney	$24,000	—	$43,507	$167,726	(6)	$235,233
William J. Ruckelshaus	$34,250	$10,569	$51,439	—		$96,258
Lewis M. Taffer	$36,750	—	$43,507	$108,991	(7)	$189,248
George M. Tronsrue, III	$33,750	—	$43,507	—		$77,257
Vanessa A. Wittman(8)	$2,250	—	$33,140	$162,564	(9)	$197,954

(1)	Consists of RSUs granted under the 1996 Stock Incentive Plan in connection with the make-whole program on January 18, 2008 and on June 22, 2007, with each RSU representing the right to receive one share of our common stock upon vesting. On June 22, 2007, in connection with a special dividend declared by InfoSpace in May 2007, and as part of company-wide compensation program approved by the Board of Directors in consultation with Syzygy, each of the outside directors received RSUs with a value equal to the reduction in value of such director’s unvested in-the-money stock options, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date). The original vesting schedule of such grants was the same as the options with respect to which they were issued. On January 18, 2008, in connection with a special dividend declared by InfoSpace in November 2007, each of the outside directors received RSUs with a value equal to the reduction in value of such director’s unvested RSUs, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date). The original vesting schedule of such grants was the same as the RSUs with respect to which they were issued. As discussed above, the underlying plan documents that provide for equity grants did not contemplate dividends and, therefore, had no mechanism to allow for a tax-free equivalent value grant when dividends are distributed to stockholders. Since the dividends would not be paid with respect to the applicable outstanding unvested stock options or RSUs, the make-whole payments were intended to compensate the Company’s directors for the potential decrease in the value of their equity awards attributable to the dividend. The dollar amount is the amount recognized for financial statement reporting purposes for the applicable year in accordance with FAS 123R. Assumptions used in the valuation of stock awards are discussed in Note 6: Stock-based Compensation Expense in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008. Each of the RSUs granted to Mr. Graziano and Mr. Ruckelshaus on January 18, 2008 had a grant date fair value of $4,423 calculated in accordance with FAS 123R. The aggregate number of RSU awards outstanding at December 31, 2008 for each nonemployee member of our Board of Directors is provided in a separate table below.
(2)

Consists of options granted under the 1996 Stock Incentive Plan to purchase shares of our common stock. The dollar amount is the amount recognized for financial statement reporting purposes with respect to the applicable year in accordance with FAS 123R. Assumptions used in the valuation of Options Awards are discussed in Note 6: Stock-based Compensation Expense in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008. Each of the options granted to the seven nonemployee members of our Board of Directors on May 12, 2008 had a grant date fair value of $19,575 calculated in accordance with FAS 123R. The aggregate number of option awards outstanding at December 31, 2008 for each nonemployee member of our Board of Directors is provided in a separate table below.
(3)	In connection with the special dividend declared by the Company in November 2007, and as part of company-wide compensation program approved by the Board of Directors, each of the directors received a payment in an amount equal to the reduction in value of such directors’ vested in-the-money stock options, based on the share price of InfoSpace’s common stock before and after the dividend (as measured by the difference between the 30-day average closing price of InfoSpace’s common stock before, and the 5-day average closing price of InfoSpace’s common stock on and after, the ex-dividend date) (the “ 2008 make-whole payment”), plus a tax gross-up on such payment. The compensation program was intended to compensate the Company’s directors for the potential decrease in the value of their equity awards attributable to the dividend, because the dividend would not be paid on such equity awards. As discussed above, the tax gross-up on the 2008 make-whole payments was intended to provide the directors with the value they would have received had the equity plan document contemplated maintaining the value of the equity awards in the event of a dividend to stockholders. Such provisions in a plan typically provide each plan participant with an equivalent value grant at the time such a dividend is distributed to stockholders without the participant incurring any immediate tax liability.
(4)	Consists of the 2008 make-whole payment in the amount of $53,885 and a tax gross up payment of $43,387 related to the 2008 make-whole payment.
(5)	Mr. Graziano resigned from our Board of Directors effective October 2, 2008.
(6)	Consists of the 2008 make-whole payment in the amount of $78,905 and a tax gross up payment of $88,821 related to the 2008 make-whole payment.
(7)	Consists of the 2008 make-whole payment in the amount of $50,525 and a tax gross up payment of $58,466 related to the 2008 make-whole payment.
(8)	Ms. Wittman resigned from our Board of Directors effective May 12, 2008.
(9)	Consists of the 2008 make-whole payment in the amount of $83,875 and a tax gross up payment of $78,689 related to the 2008 make-whole payment.

The following table sets forth information concerning the aggregate number of RSU and option awards outstanding for each of the nonemployee members of our Board of Directors as of December 31, 2008.

Name	Aggregate Number of Stock Awards	Aggregate Number of Option Awards
John E. Cunningham, IV	—	52,500	(1)
Nicholas F. Graziano(2)	—	10,000	(2)
Jules Haimovitz	—	32,500	(1)
Richard D. Hearney	—	53,000	(1)
William J. Ruckelshaus	—	17,500	(1)
Lewis M. Taffer	—	49,500	(1)
George M. Tronsrue, III	—	37,500	(1)
Vanessa A. Wittman(3)	—	—

(1)	7,500 of the option awards outstanding are unvested at December 31, 2008 and are expected to vest on May 12, 2009.
(2)	Mr. Graziano resigned from our Board of Directors effective October 2, 2008; options outstanding for Mr. Graziano expired on January 2, 2009.
(3)	Ms. Wittman resigned from our Board of Directors effective May 12, 2008.

We pay an annual retainer of $15,000 following each Annual Meeting of Stockholders to each nonemployee member of our Board of Directors, and the Chair of the Audit Committee receives an additional $5,000 annual retainer. Each nonemployee director is also paid $750 for each Board of Directors and committee meeting attended and is reimbursed for travel expenses incurred to attend the meetings in person.

Pursuant to the Stock Option Grant Program for Nonemployee Directors under our 1996 Stock Incentive Plan, as amended, we grant a nonqualified stock option to purchase 10,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors. In addition, immediately following each Annual Meeting of Stockholders, we grant to each nonemployee director an additional nonqualified stock option to purchase 7,500 shares of common stock, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting or within the three-month period prior to such Annual Meeting. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of grant.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee of InfoSpace shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that InfoSpace specifically incorporates it by reference into such filing.

From January 1, 2008 to May 11, 2008, the Compensation Committee of the Board of Directors was comprised of four nonemployee directors: Messrs. Lewis Taffer (Chairman), Richard Hearney and George Tronsrue, and Ms. Vanessa Wittman. Since May 12, 2008, the Compensation Committee has consisted of three nonemployee directors: Messrs. Lewis Taffer (Chairman), Richard Hearney and George Tronsrue.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and proxy statement on Schedule 14A.

Members of the Compensation Committee:

Lewis M. Taffer (Chair)
Richard Hearney
George Tronsrue, III

Equity Compensation Plans

During 2008, certain executive officers and directors received benefits under our 1996 Stock Incentive Plan and the related Stock Option Program for Nonemployee Directors. Our stockholders have approved the 1996 Stock Incentive Plan.

Restated 1996 Flexible Stock Incentive Plan

The purpose of the 1996 Stock Incentive Plan is to provide an opportunity for our employees, officers, directors, independent contractors and consultants to acquire our common stock. The 1996 Stock Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, RSUs and stock awards. At December 31, 2008, an aggregate of 16,537,337 shares of common stock were authorized for issuance, options to purchase 3,878,938 shares of common stock were outstanding at a weighted average exercise price of $18.39 per share and 1,272,505 RSUs were outstanding. At December 31, 2008, there were 4,759,505 shares available for future grant under the 1996 Stock Incentive Plan. On January 1, 2009, an additional 1,739,801 shares automatically became available for future grants pursuant to the 1996 Stock Incentive Plan.

Stock Option Program for Nonemployee Directors

Under the 1996 Stock Incentive Plan, we grant a nonqualified stock option to purchase 10,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to our Board of Directors. We grant to each nonemployee director an additional nonqualified stock option to purchase 7,500 shares of common stock immediately following each Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors vest fully on the first anniversary of the date of such grant.

1998 Employee Stock Purchase Plan

We adopted the 1998 Employee Stock Purchase Plan in August 1998. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the Purchase Plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 1,360,000 shares of common stock for issuance under the Purchase Plan. From time to time, an executive officer may elect to participate in the Purchase Plan. Our stockholders have approved the Purchase Plan.

The Purchase Plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. Participants purchase common stock under the Purchase Plan at a price equal to the lesser of 85% of their fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. A total of 666,373 shares of common stock had been issued under the Purchase Plan as of December 31, 2008 and 693,627 shares remained available for future purchase as of that date.

The following table provides information about all of our stock option plans and the Purchase Plan as of December 31, 2008.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,151,443	(2)	$18.39	(3)	5,453,132	(4)
Equity compensation plans not approved by security holders (5)	233,500		$28.80	(3)	2,013,170

Total	5,384,943		$18.98	(3)	7,466,302

(1)	Includes shares to be issued under our Restated 1996 Flexible Stock Incentive Plan and our 1998 Employee Stock Purchase Plan.
(2)	Consist of 3,878,938 shares of common stock issuable upon exercise of outstanding options, and 1,272,505 shares of common stock issuable upon vesting of RSUs, granted under the Restated 1996 Flexible Stock Incentive Plan.
(3)	Consists of the weighted-average exercise price of outstanding options.
(4)	Does not include the 1,739,801 additional shares that automatically became available for future issuance under the Restated 1996 Flexible Stock Incentive Plan on January 1, 2009 pursuant to such plan.
(5)	Includes 199,899 shares issuable upon exercise of outstanding options under our 2001 Nonstatutory Stock Option Plan. There are 1,589,369 shares remaining available for future grants under such plan. Also includes 451 shares issuable upon exercise of outstanding options under the Saraide.com Inc. 1998 Equity Incentive Plan, which was assumed by InfoSpace on acquisition of the company sponsoring such plan. No shares remain available for future grants under such plan. Also includes 33,150 shares issuable upon exercise of outstanding options under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan, which was assumed in connection with the acquisition of Switchboard. There are 423,801 shares remaining available for future grants under such plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish InfoSpace with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, InfoSpace believes that all filing requirements applicable to its executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with during 2008.

Transactions with Related Persons

Under our Code of Business Conduct and Ethics, related party transactions (which generally include any transactions with a relative of an employee of the Company) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is material, the Audit Committee must review and approve in writing in advance of such related party transactions. The most significant related party transactions, particularly those involving our directors or executive officers, must be reviewed and approved in writing in advance by our Board of Directors. We currently have no such transactions to report. Additionally, pursuant to our Audit Committee Charter, the Audit Committee reviews proposed related party transactions for potential conflicts of interests and approves all such transactions in advance.

In determining whether Mr. Cunningham is an “independent director” as defined in the NASDAQ Marketplace Rules, the Board of Directors considered that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company who is serving as one of the Company’s managers of business development, and has an annual base salary of over $120,000 and is eligible to be paid bonuses by the Company. Additionally, the Audit Committee of our Board of Directors has reviewed and approved such employment in advance of Mr. Cunningham’s re-election to the Board of Directors in 2009.

Indemnification Arrangements

In addition to InfoSpace’s expense advancement and indemnification obligations under our Bylaws and applicable law, we have entered into standard indemnification agreements in the ordinary course of business with each of our executive officers and directors.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of InfoSpace knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of InfoSpace intended to be presented for consideration at our 2010 Annual Meeting of Stockholders must be received by InfoSpace no later than December 1, 2009 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by: (i) the Board of Directors or (ii) any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not fewer than 60 days nor more than 90 days in advance of the annual meeting (or, with respect to an election of directors to be held at a special meeting, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Our Bylaws also provide that the only business that shall be conducted at an annual meeting is business that is brought before such meeting: (i) by or at the direction of the Board of Directors, or (ii) by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of InfoSpace not less than 60 days nor more than 90 days in advance of the annual meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If a stockholder who has notified InfoSpace of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at such meeting, InfoSpace need not present the proposal for a vote at such meeting. For further information regarding nomination of directors, see the description of the Nominating and Governance Committee of our Board of Directors under the heading “Board Meetings and Committees; Corporate Governance Matters.”

A copy of the full text of the Bylaws discussed above is available on our company Web site at www.infospaceinc.com or may be obtained by writing to the Corporate Secretary of InfoSpace. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to InfoSpace’s principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2008 is available on our company Web site at www.infospaceinc.com. Upon written request by any stockholder to Alejandro C. Torres, the Corporate Secretary of InfoSpace, at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, a copy of the Annual Report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Alejandro C. Torres
General Counsel and Secretary

Bellevue, Washington

March 24, 2009

ANNEX A

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFOSPACE, INC.

InfoSpace, Inc., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”), does hereby certify that:

1. This Amendment to the Corporation’s Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. This Amendment to the Corporation’s Amended and Restated Certificate of Incorporation amends Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation, by deleting the existing Article 4 in its entirety and substituting therefore a new Article 4 to read in its entirety as follows:

4 Shares; Reclassification and Transfer Restrictions

4.1. Authorized Shares.

The total authorized stock of the Corporation shall consist of three classes: (i) 900,000,000 shares of existing Common Stock having a par value of $0.0001 per share (“Old Common Stock”); (ii) 900,000,000 shares of Common Stock having a par value of $0.0001 per share (“Common Stock”); and (iii) 15,000,000 shares of Preferred Stock having a par value of $0.0001 per share (“Preferred Stock”). Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the Corporation. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock.

The Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock, the Certificate of the Powers, Designations, Preferences and Rights of Series B Preferred Stock, and the Certificate of the Powers, Designations, Preferences and Rights of Series C Participating Preferred Stock shall not be affected by the filing of the Certificate of Amendment containing this sentence.

4.2. Reclassification.

Immediately upon the effectiveness of the filing of this Certificate of Amendment to the Corporation’s Amended Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Old Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as and converted into and shall become one share of Common Stock (“Common Stock,” pursuant to the “Reclassification”).

The Reclassification of the shares of Old Common Stock into shares of Common Stock shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing shares of such Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock, automatically represent from and after the Effective Time the reclassified number of shares of Common Stock.

4.3. Transfer Restrictions.

Section 4.3.1. Certain Definitions.

As used in this Section 4.3:

“Acquire” or “Acquisition” and similar terms means the acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner.

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in Bellevue, Washington, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Effective Date” means the date of filing of the Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

“Five Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1), but excluding any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii). For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.

“Percentage Stock Ownership” and similar terms means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article 4.

“Restriction Release Date” means such date, after the Effective Date, that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article 4 to terminate.

“Restricted Holder” means a Person or group of Persons that (a)is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition of Corporation Securities in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

Section 4.3.2. Transfer Restrictions.

(a) From and after the Effective Date and prior to the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b) The restrictions contained in this Article 4 are for the purposes of reducing the risk that any “ownership change” of the Corporation Securities (as defined in the Code) may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section 4.3.2(b) of Article 4. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iii) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (iv) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), and (v) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, the Acquisition pursuant to this Section 4.3.2(b) of Article 4. The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders. Any determination by the Board of Directors not to authorize a proposed Acquisition by a

Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer. The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder. In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 4.3.3. Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.3.3(a) of this Article 4, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article 4 by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.3.3(c) of this Article 4 if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.3.3.(c) of this Article 4. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article 4 inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section (3)(b) of this Article 4, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e) If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article 4, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Section 4.3.4. Amendment of Transfer Restrictions.    Notwithstanding the provisions of Article 9 of the Corporation’s Amended and Restated Certificate of Incorporation, the Corporation may only amend or repeal any of the provisions set forth in this Section 4.3 by the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon.

Section 4.3.5. Legends; Compliance

(a) All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOUR OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INFOSPACE, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(b) The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 4 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(c) Nothing contained in this Article 4 shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article 4, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) the interpretation of the provisions of this Article 4, and (vii) any other matters which the Board of Directors deems relevant. In the case of an ambiguity in the application of any of the provisions of this Article 4, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article 4 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 4. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article 4 to a committee of the Board of Directors as it deems advisable or necessary.

(d) Nothing contained in this Article 4 shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 4. This Article 4 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e) If any provision of this Article 4 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 4.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this the [—]th day of [—] 200    .

InfoSpace, Inc.

By:
Name:
Title:

INFOSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 11, 2009

10:00 a.m.

The Westin Bellevue

600 Bellevue Way NE

Bellevue, Washington 98004

YOUR VOTE IS IMPORTANT!

You can vote by promptly returning your completed

proxy card in the enclosed envelope.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.proxyvote.com.

M11209

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS INFOSPACE, INC. ANNUAL MEETING OF STOCKHOLDERS May 11, 2009

The undersigned stockholder(s) of InfoSpace, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated March 24, 2009 and Proxy Statement dated March 24, 2009, and hereby appoints David B. Binder and Alejandro C. Torres, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of InfoSpace, Inc. to be held on May 11, 2009, at 10:00 a.m., Pacific Daylight Savings Time, at The Westin Bellevue, located at 600 Bellevue Way NE, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “FOR” the persons and proposals on the reverse side. If any other matters properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

601 108TH AVENUE NE SUITE 1200 BELLEVUE, WA 98004

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by InfoSpace, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to InfoSpace, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11208	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFOSPACE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors
1.	Election of Directors		☐	☐	☐
Nominees: 01) John E. Cunningham, IV 02) Lewis M. Taffer 03) William J. Ruckelshaus

Vote On Proposals								For	Against	Abstain

2.	Proposal to adopt a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to reclassify the Company’s existing common stock into new shares of common stock that provide for limitations on the transferability of the common stock in certain circumstances.							☐	☐	☐

3.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date